UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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GameStop Corp.

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Preliminary Proxy Statement – Subject to Completion

2020 Proxy Statement

Notice of 2020 Annual Meeting of Stockholders

to Be Held on [            ], 2020

Letter from our Chief Executive Officer

[            ], 2020

Fellow Stockholders:

Thank you for your investment in GameStop. It is my privilege to serve as GameStop’s chief executive officer, working with a group of highly committed and knowledgeable Board members in stewardship of the long-term interests of all our stockholders. Importantly, you are being asked to vote FOR ALL of the 10 director nominees proposed by our Board using the enclosed BLUE proxy card. The Board’s nominees bring diverse perspectives, skills and experience to advancing GameStop’s strategy for achieving and sustaining profitable growth and value creation.

In support of our business transformation plan, our Board engaged in a robust and deliberative process to identify and onboard the right directors who possess the requisite skills and experience to support GameStop’s business transformation and long-term strategy. In March of this year, we were pleased to announce the appointment of three new independent directors to the Board. In conjunction, we published enhanced principles that embrace best-in-class corporate governance practices and a dedicated Board refreshment program.

GameStop’s Board and management team engage in continuous dialogue concerning corporate strategy, business objectives, and governance of the Company. Recognizing the changing retail landscape and in particular the evolving video gaming and collectibles markets we serve, in September 2019, we articulated a business transformation plan comprised of a series of integrated initiatives designed to drive GameStop’s long-term success and create value for our stockholders.

The Four-Pillar Strategy to Deliver Long-Term Profitable Growth

Our long-term corporate strategy rests on four pillars:

1.

Optimize the Core: Improve the efficiency and effectiveness of operations across the organization, including cost restructuring, inventory management optimization, adding and growing high margin product categories, and rationalizing the global store base.

2.	Become the Social / Cultural Hub for Gaming: Create the social and cultural hub of gaming across the GameStop platform and offerings.
3.

Build a Frictionless Digital Ecosystem: Develop and deploy a frictionless consumer facing digital omni-channel environment, including the recent relaunch of GameStop.com, to reach customers more broadly across all channels and provide them the full spectrum of content and access to products they desire, anytime, anywhere.

4.	Transform Vendor Partnerships: Transform our vendor and partner relationships to unlock additional high-margin revenue streams and optimize the lifetime value of every customer.

We are pleased with the early results of our transformation plan, as reflected in the achievements highlighted on page 6 of this proxy statement. We also recognize that we face headwinds of lower current generation console hardware and software sales as consumers delay purchases in anticipation of new platform launches expected later in the year. While social distancing and remote working policies driven by the pandemic have increased the demand for products that support how consumers work, learn, and play, the majority of our stores around the world are either fully closed or at a minimum, closed to the public, conducting only e-commerce order fulfillment. We did, however, enter this period of great uncertainty with a significantly stronger balance sheet as a direct result of our inventory and working capital improvement initiatives. We are navigating this unprecedented situation thoughtfully and have a cross-functional senior team that is fully dedicated to managing our response and ensuring we make the right decisions quickly to continue to serve our customers and achieve and sustain profitable long-term growth and value creation. Our team is committed to maintaining a keen focus on expense and inventory discipline so that we move forward with a strengthened platform to capitalize on the significant opportunities we see for growth.

Board Refreshment & Governance Enhancements

GameStop’s Board is committed to its role as your fiduciaries, and we believe that our directors’ diverse skills and backgrounds represent the expertise required for effective oversight of GameStop’s business. To support the business transformation plan, the Board appointed three new independent directors: Reginald Fils-Aimé, William Simon and James Symancyk. These new directors collectively bring deep expertise in retail turnarounds, finance, gaming, digital, consumer products and omnichannel operations, which are skill sets that directly complement GameStop’s Four-Pillar Strategy to transform our business to drive long-term stockholder value.

After years of distinguished service, four of our directors – Dan DeMatteo, Gerald Szczepanski, Larry Zilavy and Steve Koonin – have decided to retire from the Board. To lead this new generation of GameStop’s Board, Kathy Vrabeck will succeed Mr. DeMatteo as Board Chair to provide leadership as GameStop continues its transformation.

Following the election of the Board’s 10 director nominees at our 2020 Annual Meeting of Stockholders, the GameStop Board will have nine independent directors, six of whom will have served on the Board for less than two years. To ensure smooth onboarding and transition of these new directors, two current directors – Jerome Davis and Tom Kelly – will continue to serve as Board members to steward the new directors’ transition, maintaining and transferring their tenured knowledge until June 2021, after which they have decided to retire.

We have also implemented a suite of corporate governance enhancements to ensure continual and proactive refreshment of GameStop’s Board and its Committees. The Board has revised the Corporate Governance Guidelines to target:

•	An average Board tenure for independent directors of less than ten years; and
•	Rotation of Board Committee members and Chairs approximately every five years.

The Future of GameStop

As we look ahead, GameStop’s Board and management will continue to press ahead with the Company’s turnaround to drive stockholder value pursuant to our business transformation strategy, to which significant positive achievements have already been made, with more work to do. This means your Nominating and Governance Committee will remain keenly focused on Board composition and future director candidates based on specific skill sets that are complementary to GameStop’s corporate strategy, as evidenced by the skills of our three new independent directors that directly correlate with and complement our long-term strategy outlined in this letter.

At our 2020 Annual Meeting of Stockholders, you have important choices to make that will greatly impact the direction GameStop takes in the future. In 2019, in order to avoid a costly proxy battle that would waste stockholder capital, we arrived at a settlement with dissident investors out of which we welcomed their nominee, Lizabeth Dunn, and appointed Raul Fernandez, a nominee approved and agreed upon by the dissident investors, to our Board. Yet, even after our constructive engagement and settlement with the dissident investors, and despite our consistent and ongoing discussions, these investors have chosen to again engage in a costly and distracting proxy contest that we do not believe serves stockholder interests, particularly in these difficult times of market disruption and macroeconomic uncertainties.

We believe that healthy debate from a diversity of perspectives is a positive attribute in any boardroom, which is the primary reason why your Board mindfully refreshed itself to bring in new perspectives. Yet, disruptive voices, without discernable, constructive recommendations, often become a negative distraction.

As your fiduciaries, GameStop’s Board remains committed to driving all of our collective efforts to create value for our stockholders. We strongly urge you to support management and the newly refreshed Board as they work to continue to create value for all stockholders.

Your vote is very important. Whether or not you plan to attend the 2020 Annual Meeting of Stockholders, and regardless of the number of GameStop shares that you own, it is important that your shares be represented and voted at the 2020 Annual Meeting of Stockholders. Therefore, our Board urges you to vote your shares FOR ALL of the 10 director nominees proposed by our Board, via the Internet or telephone or by mail by promptly marking, signing and dating the enclosed BLUE proxy card and returning it in the enclosed postage-paid envelope.

On behalf of GameStop’s Board and management, thank you for your support and participation.

Best regards,

George E. Sherman

Chief Executive Officer

Notice of Annual Meeting of Stockholders

Dear Stockholder:

We invite you to attend our Annual Meeting of Stockholders on [            ], 2020 at [            ] p.m., Central Daylight Time. Due to concerns about the recent outbreak of coronavirus, COVID-19, this year the annual meeting will be a completely virtual meeting of stockholders. You may attend the online meeting, submit questions, and vote your shares electronically during the meeting via the internet by visiting [            ]. To participate in the virtual annual meeting, you will need to register in advance at [            ] prior to the deadline of [            ], 2020 at 5:00 p.m., Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. At the annual meeting, you will be asked to:

(1)	Elect 10 directors, each to serve as a member of our Board of Directors until the next annual meeting of stockholders and until such director’s successor is elected and qualified;

(2)	Provide an advisory, non-binding vote on the compensation of our named executive officers;

(3)	Ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2021; and

(4)	Transact such other business, if any, as may properly come before the annual meeting and at any adjournment or postponement of the annual meeting.

Stockholders of record as of the close of business on [            ], 2020 (the “record date”) are entitled to vote at the annual meeting and any postponement or adjournment thereof. Please see pages 9 – 14 for additional information regarding attendance at the meeting and how to vote your shares. This proxy statement and the accompanying BLUE proxy card are first being sent or given to stockholders on or about [            ], 2020. This proxy statement provides information that you should consider when you vote your shares.

Your vote is extremely important. Even if you plan to attend the annual meeting, we request that you vote your shares by signing and dating the enclosed BLUE proxy card and returning it in the enclosed postage-paid envelope or by voting via Internet or by telephone by following the instructions provided on the enclosed BLUE proxy card, BLUE voting instruction form, or notice.

Hestia Capital Partners LP, Permit Capital Enterprise Fund, L.P. and their affiliates (together, “Hestia and Permit”) have nominated two director nominees for election at the annual meeting in opposition to two of the nominees recommended by our Board. As a result, you may receive solicitation materials, including a WHITE proxy card, from Hestia and Permit seeking your proxy to vote for Hestia and Permit’s nominees. The Board urges you NOT to sign or return or vote the WHITE proxy card sent to you by Hestia and Permit.

If you have already voted using a WHITE proxy card sent to you by Hestia and Permit, you can revoke it by signing and dating the enclosed BLUE proxy card and returning it in the enclosed postage-paid envelope or by voting via the internet or by telephone by following the instructions provided on the enclosed BLUE proxy card or BLUE voting instruction form. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the annual meeting as described in the accompanying proxy statement.

We appreciate your continued confidence in our Company.

Sincerely,

Dan L. Reed

Senior Vice President, General Counsel and Secretary

[            ], 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON [            ], 2020:

This Proxy Statement, form of proxy and 2019 Annual Report are available at http://investor.gamestop.com.

Except as otherwise stated, information on our website is not a part of this Proxy Statement.

If you have any questions, please contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the annual meeting, by calling toll free: (877) 750-9501; banks and brokers may call collect: (212) 750-5833.

PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be considered and voted upon at our annual meeting, we have summarized information contained elsewhere in this Proxy Statement or in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020. This summary does not contain all of the information you should consider about the Company and the proposals being submitted to stockholders at the annual meeting. We encourage you to read the entire Proxy Statement and Annual Report carefully before voting. This proxy statement and the accompanying BLUE proxy card are first being sent or given to stockholders on or about [            ], 2020.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

[            ], 2020

[            ] p.m., Central Daylight Time

Location

This completely virtual meeting will be held at: [            ].

Record Date:

[            ], 2020

PARTICIPATION IN ANNUAL MEETING

Due to concerns about the recent outbreak of the coronavirus, COVID-19, this year the annual meeting will be a completely virtual meeting of stockholders. You may attend the online meeting, submit questions, and vote your shares electronically during the meeting via the internet by visiting [            ]. To participate in the virtual annual meeting, you will need to register in advance at [            ] prior to the deadline of [            ], 2020 at 5:00 p.m., Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions.

AGENDA AND BOARD VOTING RECOMMENDATIONS

Voting Matter		Voting Standard	Board Recommendation	Page

1.	Election of Directors	10 director nominees receiving the greatest number of votes cast	FOR ALL director nominees listed on the BLUE proxy card	15

2.	Advisory Vote on Executive Compensation	Majority of votes cast	FOR	32

3.	Ratification of Appointment of Independent Registered Accounting Firm	Majority of shares present or represented by proxy and entitled to vote at the annual meeting	FOR	54

Your vote is especially important this year in light of Hestia and Permit’s proxy contest. You may receive solicitation materials from Hestia and Permit, including proxy statements and WHITE proxy cards, seeking your proxy to vote for Hestia and Permit’s two director nominees. The Company’s Board unanimously recommends that you vote “FOR ALL” of the Company’s director nominees on the enclosed BLUE proxy card and urges you NOT to sign or return any WHITE proxy card sent to you by Hestia and Permit. If you have already voted using a WHITE proxy card sent to you by Hestia and Permit, you can revoke it by signing and dating the enclosed BLUE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided below. Only your last-dated proxy will count.

2020 Proxy Statement ï 1

How to Cast Your Vote

VIA THE INTERNET	BY MAIL	BY TELEPHONE
Visit the website provided on your BLUE proxy card or BLUE voting instruction form.	Sign, date, and return the enclosed BLUE proxy card or BLUE voting instruction form.	Call the telephone number on your BLUE proxy card or BLUE voting instruction form.

If you have questions about how to vote your shares or need additional copies of the proxy materials, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED Shareholders may call: 1(877) 687-1865 (toll-free from the U.S. and Canada), or +1(412) 232-3651 (from other countries) Banks & Brokers may call: (212) 750-5833 (collect)

2 ï 2020 Proxy Statement

OUR BOARD OF DIRECTORS

Before the Annual Meeting	After the Annual Meeting*

*Assumes election of all of the Company’s 10 director nominees

2020 Proxy Statement ï 3

Our Director Nominees

You are being asked to vote on the election of the 10 director nominees listed in the table below for election at the 2020 annual meeting.

YOUR VOTE IS EXTREMELY IMPORTANT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THESE 10 DIRECTOR NOMINEES. THE BOARD OF DIRECTORS DOES NOT ENDORSE ANY HESTIA AND PERMIT NOMINEES AND URGES YOU TO SIGN AND RETURN THE ENCLOSED BLUE PROXY CARD AND NOT TO SIGN OR RETURN THE WHITE PROXY CARD SENT TO YOU BY HESTIA AND PERMIT.

Name	Age	Director Since	Occupation	Independent	Committee Memberships

George E. Sherman	58	2019	Chief Executive Officer, GameStop Corp.

Jerome L. Davis*	65	2005	Executive Vice President & Chief Revenue Officer, Metropolitan Washington Airports Authority	✓	Nominating and Corporate Governance

Lizabeth Dunn	46	2019	Chief Executive Officer, Pro4ma Inc.	✓	Nominating and Corporate Governance, Compensation

Raul J. Fernandez	53	2019	Vice Chairman, Monumental Sports & Entertainment	✓	Audit

Reginald Fils-Aimé**	59	2020**	Former President and COO of Nintendo of America, Inc.	✓	Nominating and Corporate Governance

Thomas N. Kelly Jr.*	73	2012	Former Chief Operating Officer, Nextel Corporation	✓	Compensation

William Simon	60	2020	Senior Advisor, KKR & Co.	✓	Audit

James Symancyk	48	2020	President and CEO, PetSmart, Inc.	✓	Compensation

Carrie W. Teffner	53	2018	Interim Executive Chair, Ascena Retail Group	✓	Audit

Kathy P. Vrabeck	56	2012	Senior Client Partner, Consumer Markets, Korn Ferry International	✓	Audit

*	Will be retiring at the 2021 Annual Meeting of Stockholders

** Appointment effective April 20, 2020

Retiring Directors

As previously announced, Daniel A. DeMatteo, Gerald Szczepanski, Larry S. Zilavy and Steven R. Koonin are not standing for re-election at the 2020 annual meeting. Effective upon the election of directors at the Annual Meeting, the number of directors constituting the Board will be reduced from 14 to 10.

4 ï 2020 Proxy Statement

CORPORATE GOVERNANCE HIGHLIGHTS

Board Independence	• 9 of the 10 director nominees are independent

Independent Board Chair	• Lead independent director to become Chair of the Board at the annual meeting

Board Refreshment	• 7 of the 10 director nominees have a tenure of less than two years

Board Diversity	• 6 of the 10 director nominees are women or ethnically diverse

Recently Enhanced Governance Guidelines

• Proactive adoption in 2020 of revised corporate governance guidelines, which target an average Board tenure for independent directors of less than 10 years and rotation approximately every 5 years of Board Committee members and chairs

Board Leadership and Accountability

• All directors are elected annually

• Simple majority voting standard for all uncontested director elections

• Code of Conduct for all directors, officers and employees

• Annual self-assessment

• Independent Chair has strong role and significant governance duties, including leading of executive sessions of independent directors

Director Engagement

• All incumbent directors attended at least 75% of Board and Committee meetings in fiscal 2019

• Stockholder ability to contact directors

• Board policy limits director membership to three other public company boards

Director Access

• Significant interaction with senior business leaders through regular business reviews

• Directors have access to senior management and other employees

• Directors have ability to hire outside experts and consultants and to conduct independent investigations

Clawback Policy	• Clawback policy permits the Company to recoup certain compensation payments in the event of a significant restatement of financial results for any reason

Anti-Hedging Policy	• Anti-hedging policy prohibits employees and directors from engaging in any pledging, short sales or hedging investments involving Company stock

Equity Ownership

• CEO required to hold common stock equivalent to 5 times base salary

• Chief Operating Officer and Executive Vice Presidents required to hold common stock equivalent to 3 times base salary

• Non-employee directors required to hold common stock equivalent to $275,000

Proxy Access

• Proactive adoption in 2017 of proxy access for director nominees

• Available to a stockholder, or group of up to 25 stockholders, holding 3% of Company’s common stock for at least 3 years

• May nominate candidates for the greater of two seats or 25% of board nominees

2020 Proxy Statement ï 5

FISCAL 2019 BUSINESS HIGHLIGHTS

In May of 2019, we announced our multi-year transformation initiative, which we refer to as GameStop Reboot, to position GameStop on the correct strategic path and fully leverage our unique position and brand in the video game industry. Our strategic plan is anchored on four tenets, and our progress toward these goals in fiscal 2019 include:

Optimize the core business

•	Delivered selling, general and administrative expense (“SG&A”) reductions of $71.5 million and $130.4 million, on an adjusted basis, for the year;**

•	Completed the sale of the Simply Mac business;

•	Reduced outstanding debt by $401 million and returned over $240 million to stockholders through dividend payments and share buybacks;

•	Decreased inventory by 31% compared to fiscal 2018 that helped drive 160 bps gross margin expansion and significantly improving working capital; and

•	Further optimized global store base de-densifying locations and began the wind down of operations in Denmark, Finland, Norway and Sweden.

Become the social / cultural hub for gaming

•	Successful implementation of experiential lab in the Tulsa market; and

•	Enhanced the PowerUp loyalty program with new features leading to a 280-basis point improvement in the conversion rate of transactions that include PowerUp enrollment.

Build a frictionless digital ecosystem to reach GameStop customers

•	Provided access to the best digital content and products through the launch of an improved website and the expansion of omnichannel features such as “Buy Online, Pick-up In Store;” and

•	Appointed chief digital officer to further advance digital transformation activities.

Transform vendor relationships

•	Expanded product penetration in PC gaming, AR/VR and private label product categories;

•	Optimized supply chain and vendor base to leverage scale and new categories; and

•	Began testing digital revenue sharing with key partners.

Our fiscal 2019 results included the following:

•	Total global comparable store sales decreased 19.4%;

•	Gross margin expanded 160 bps from the prior year;

•	SG&A was $1.923 billion compared to $1.994 billion from the prior year;

•	Adjusted SG&A** was $1.846 billion, a reduction of $130.4 million from the prior year;

•	Operating loss of ($399.6) million compared to operating loss of ($702.0) million in the prior year;

•	Adjusted operating income** of $62.3 million compared to adjusted operating income of $331.3 million in the prior year;

•	Net loss of ($470.9) million, or ($5.38) per diluted share compared to net loss of ($673.0) million, or ($6.59) per diluted share in the prior year;

•	Adjusted net income** of $19.1 million or $0.22 per diluted share compared to adjusted net income of $218.4 million, or $2.14 per diluted share in fiscal 2018; and

•	Repurchased 38.1 million shares of common stock for $199 million.

** See Annex I for definitions of non-GAAP financial measures used in this proxy statement, including adjusted SG&A, adjusted operating income and adjusted net income, and reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure. Annex I also includes information about how our management team uses such non-GAAP measures and why our management believes such non-GAAP financial measures provide useful information to investors.

6 ï 2020 Proxy Statement

EXECUTIVE COMPENSATION

Our executive compensation program is based on the following principles:

•	Competitive compensation opportunities to attract and retain individuals whose skills are critical to our long-term success;

•	Reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value;

•	Total compensation designed to be consistent with the level of our operational performance over time and the level of returns provided to stockholders; and

•

Meaningful portion of total compensation tied to performance measures and in the form of long-term equity compensation, to align interests of our named executive officers with those of our stockholders. Our adherence to this principle is evident in our NEOs’ compensation mix. As illustrated below, 54% of our CEO’s fiscal 2019 target compensation and, and on average, 50% of our other NEOs fiscal 2019 target compensation is performance-based:

Similarly, the soundness of our compensation program and our commitment to the principles outlined above is further evidenced by the following fiscal year 2019 and fiscal year 2020 compensation decisions and outcomes:

•	Our fiscal year 2019 short-term incentive plan was tied entirely to key financial and strategic performance measures, and paid out below target for all NEOs (49.33% of target);

•

50% of our NEO long-term incentive program is tied to longer-term financial performance; for our FY18 performance awards, which measured cumulative financial performance through FY19, the awards were not earned and were forfeited due to below threshold performance;

•	We recalibrated our executive compensation peer group in September 2019 to be comprised of specialty retailers that are more closely aligned with our current size;

•	Our NEOs fiscal year 2019 target compensation generally approximates (or falls below) the market median of our peer group; and

•	There were no increases to fiscal year 2020 annual base salaries and fiscal year 2020 target short-term incentive opportunities for all NEOs as compared to fiscal year 2019.

2020 Proxy Statement ï 7

INDEPENDENT AUDITORS

As a matter of good corporate governance, we are submitting our selection of Deloitte & Touche LLP (“Deloitte”) to audit the financial statements of the Company for fiscal 2020 for ratification by the stockholders. If the stockholders should not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment. Deloitte has served as our independent registered public accounting firm since 2013.

The following table sets forth information regarding fees for professional services rendered by Deloitte in fiscal 2019 and 2018:

	Fiscal Year
	2019	2018

Audit Fees	$4,724,000	$5,184,000

Audit-Related Fees	7,000	54,000

Tax Fees	200,000	574,000

All Other Fees	—	73,000

Total	$4,931,000	$5,885,000

8 ï 2020 Proxy Statement

Information About The Annual Meeting and Voting

1. What am I Voting on?

Our Board of Directors (“Board”) of GameStop Corp. (“GameStop,” the “Company,” “we,” “us,” or “our”) is soliciting your vote for the following:

	Business Items	Board Voting Recommendation	Page Reference

1.	To elect the 10 nominees identified in this Proxy Statement to serve as directors on the Board	FOR ALL director nominees listed on the BLUE proxy card	15

2.	To approve, on an advisory, non-binding basis, our executive compensation	FOR	32

3.	To ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2021	FOR	54

Please note that Hestia and Permit have nominated two director nominees for election at the annual meeting in opposition to two of the nominees recommended by our Board. Hestia and Permit’s nominees have NOT been endorsed by the Board, and the Board unanimously recommends that you vote “FOR ALL” of the Board’s ten nominees for director on the enclosed BLUE proxy card. The Board strongly urges you NOT to sign or return the WHITE proxy card sent to you by Hestia and Permit. Please see “Why have I received different color proxy cards?” below for more information.

Your vote is especially important this year in light of Hestia and Permit’s proxy contest. Whether or not you plan to attend the annual meeting, we urge you to vote as soon as possible using the enclosed BLUE proxy card. Please see “How do I vote?” below for more information on how to vote.

2. Who Is Entitled to Vote?

Holders of record of shares of common stock as of the close of business on [            ], 2020 are entitled to notice of and to vote at the annual meeting. Shares of common stock can be voted only if the stockholder is present or is represented by proxy at the annual meeting. As of the record date, [            ] shares of common stock were issued, outstanding and entitled to vote.

3. How Do I Vote?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares of common stock at the annual meeting:

•

Voting by Internet. Before the annual meeting you may vote your shares through the Internet by following the directions on the BLUE proxy card. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the BLUE proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded.

•

Voting by Telephone. You may vote your shares by telephone by following the directions on the BLUE proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the BLUE proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded.

•

Voting by Mail. If you choose to vote by mail, simply complete the enclosed BLUE proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your BLUE proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR ALL of the Company’s director nominees identified in this Proxy Statement; (2) FOR the approval of the compensation of our Named Executive Officers (as defined in Proposal 2); and (3) FOR the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2021.

•

Virtual Attendance. You may vote your shares virtually at the annual meeting. Even if you plan to attend the annual meeting virtually, we recommend that you submit your BLUE proxy card by mail or via the Internet or by telephone by the applicable deadline so that your vote will be counted if you later decide not to attend the annual meeting.

2020 Proxy Statement ï 9

Beneficial Owners. If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker or other custodian) you may vote the shares virtually at the annual meeting only if you obtain a legal proxy from the broker or other custodian giving you the right to vote the shares. Alternatively, you may have your shares voted at the annual meeting by following the voting instructions provided to you by your broker or custodian. Although most brokers offer voting via the Internet, by telephone, and mail, availability and specific procedures will depend on their voting arrangements.

4. How May You Revoke or Change Your Vote?

You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

•	Submitting a later-dated proxy via the Internet, over the telephone or by mail.

•	Sending a written notice, including by fax, to our Secretary. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the annual meeting to:

GameStop Corp.

625 Westport Parkway

Grapevine, Texas 76051

Attention: Secretary

•

Attending the annual meeting and voting virtually. Your attendance at the annual meeting will not in and of itself revoke your proxy. You may also vote your shares at the annual meeting, if you choose to do so.

If you have previously signed a WHITE proxy card sent to you by Hestia and Permit, you may change your vote and revoke your prior proxy by signing and dating the enclosed BLUE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions on the enclosed BLUE proxy card.

Submitting a WHITE proxy card from Hestia and Permit – even if you withhold your vote on Hestia and Permit’s nominees on such proxy card – will revoke any vote you previously made via our BLUE proxy card. If you wish to vote pursuant to the recommendation of the Board, you should disregard any proxy card that you receive that is NOT a BLUE proxy card and not return any WHITE proxy card that you may receive from Hestia and Permit.

5. Why Have I Received Different Color Proxy Cards?

Hestia and Permit have nominated two director nominees for election at the annual meeting in opposition to two of the nominees recommended by the Board. The Company has provided you with the enclosed BLUE proxy card. Hestia and Permit may send you a WHITE proxy card.

The Board unanimously recommends using the enclosed BLUE proxy card to vote FOR ALL of the Board’s nominees for directors. Our Board recommends and strongly urges that you simply DISREGARD the WHITE proxy card.

6. What Constitutes a Quorum?

A quorum of common stockholders is required to hold a valid annual meeting of stockholders. Unless a quorum is present at the annual meeting, no action may be taken at the annual meeting except the adjournment thereof to a later time. The holders of a majority of the outstanding shares of common stock entitled to vote at the meeting must be present virtually or by proxy to constitute a quorum.

Because Hestia and Permit have announced their intention to solicit proxies in opposition to our Board, we expect there to be a “contest” with respect to election of directors at the annual meeting within the meaning of the rules of the New York Stock Exchange (the “NYSE”). In the event of a contest, the rules of the NYSE provide that to the extent banks, brokers and other nominees provide Hestia and Permit’s proxy materials to beneficial owners, they may not exercise discretionary voting authority on behalf of such beneficial owners on any matters to be presented at the annual meeting, including “routine matters” such as the ratification of the selection of Deloitte & Touche LLP as our independent public accountants for our 2020 fiscal year (Proposal 3). As a result, shares held by such banks, brokers or other nominees for which no instructions have been provided cannot be included in the number of shares present and entitled to vote at the annual meeting for the purposes of establishing a quorum. If you are a beneficial owner of shares held in street name, we urge you to provide voting instructions to the organization that holds your shares by using the voting instruction form that organization has provided so that your shares can be counted as present and voted.

10 ï 2020 Proxy Statement

7. What Is a Broker Non-Vote?

A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. As noted above, we expect there to be a “contest” with respect to the election of directors at the annual meeting within the meaning of the rules of the NYSE, and in the event of a contest, the rules of the NYSE provide that banks, brokers and other nominees may not exercise discretionary voting authority on any matters to be presented at the annual meeting on behalf of any beneficial owner to whom it has forwarded Hestia and Permit’s proxy materials.

8. What Vote Is Required to Approve Each Proposal?

Voting Rights Generally. Each share of common stock is entitled to one vote on each matter to be voted on at the annual meeting. Stockholders have no cumulative voting rights. Although the advisory vote on Proposal 2 is non-binding, as provided by law, the Compensation Committee of the Board and the Board will review the results of the vote and, consistent with our record of stockholder engagement, will consider the results of the vote when making future compensation decisions.

Election of Directors. Our Bylaws provide that, in an uncontested election, a nominee for director is elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The majority voting standard does not apply in contested elections, and directors are elected by a plurality of the votes cast in a contested election.

Hestia and Permit have nominated two director nominees for election to the Board, in opposition to two of the 10 nominees recommended by the Board. As a result, the number of candidates for election as directors exceeds the number of directors to be elected, and the election of directors at the annual meeting will be considered a “contested election.” Accordingly, the directors will be elected by a plurality of the votes cast, and the ten out of the twelve nominees who receive the greatest number of votes cast “FOR” their election will be elected. Abstentions and broker non-votes (if any) will have no effect on the outcome of the election.

Advisory Vote on Executive Compensation. Approval on an advisory, non-binding basis of the compensation of our Named Executive Officers requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions and broker non-votes (if any) will not be counted as a vote cast and will have no effect on the outcome of this Proposal. As an advisory vote, the proposal to approve the compensation of our Named Executive Officers is not binding upon us. However, the Compensation Committee of the Board, which is responsible for designing and administering our executive compensation programs, and the Board, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions.

Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of our Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending January 30, 2021 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions (if any) will have the same effect as a vote “AGAINST” this Proposal. Broker non-votes (if any) will have no effect on the outcome of this Proposal. If the stockholders should not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment.

9. Who Counts the Votes?

The inspector of elections will be a representative from an independent firm, [            ]. [            ] will separately tabulate “for” and “against” votes, abstentions and broker non-votes and also certify the results and determine the existence of a quorum and the validity of proxies and ballots.

10. Who Pays the Cost of Solicitation of Proxies?

We will pay for the cost of preparing, assembling, printing, mailing and distributing these proxy materials. Our directors, officers and employees named in Annex II may solicit proxies or votes in person, by telephone, or by electronic communication. Such individuals will not receive any additional compensation for these solicitation activities. Additional information about persons who are participants in this proxy solicitation is set forth in Annex II. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our stock.

As a result of the potential proxy solicitation by Hestia and Permit, we will incur additional costs and expenses in connection with our solicitation of proxies. We have hired Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $[            ]. The Company will be responsible for the full cost of Innisfree M&A Incorporated’s services. Innisfree M&A Incorporated expects that approximately [            ] of its employees will assist in the solicitation. These additional costs also include fees and

2020 Proxy Statement ï 11

expenses of outside counsel in connection with a contested election, costs associated with SEC filings, increased printing and mailing costs related to additional mailings of solicitation materials to stockholders and the costs of retaining an independent inspector of elections. The total amount to be spent for the Company’s solicitation of proxies from stockholders for the annual meeting, excluding costs and expenses that we would ordinarily incur in connection with an uncontested annual meeting, is estimated to be approximately $[            ] million, approximately $[            ] million of which has been incurred to date.

11. What Does it Mean if I Receive More Than One BLUE Proxy Card?

Some of your shares may be registered differently or held in more than one account. You should vote each of your accounts via the Internet, by telephone or mail. If you mail your BLUE proxy cards, please sign, date and return each BLUE proxy card to assure that all of your shares are voted.

12. How Do I Submit a Stockholder Proposal for Next Year’s Annual Meeting?

Stockholder proposals may be submitted for inclusion in the proxy statement for our 2021 annual meeting of stockholders in accordance with Rule 14a-8 of the Securities and Exchange Commission (“SEC”). See “Other Matters—Proposals Pursuant to Rule 14a-8” later in this proxy statement. In addition, eligible stockholders are entitled to nominate and include in our proxy statement for our 2021 annual meeting Director nominees, subject to limitations and requirements in our Bylaws. See “Other Matters—Proxy Access Director Nominees” later in this proxy statement. Any stockholder who wishes to propose any business at the 2021 annual meeting other than for inclusion in our proxy statement pursuant to Rule 14a-8 or pursuant to the proxy access provisions in our Bylaws must provide timely notice and satisfy the other requirements for stockholders proposals in our Bylaws. See “Other Matters—Other Proposals and Nominees” later in this proxy statement. Proposals should be sent via registered, certified, or express mail to: Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.

13. What is Included in the Proxy Materials?

We have furnished our 2019 Annual Report with this Proxy Statement. The 2019 Annual Report includes our audited financial statements for our fiscal year ended February 1, 2020 (“fiscal 2019”), along with other financial information about us. Our 2019 Annual Report is not part of the proxy solicitation materials.

You can obtain, free of charge, a copy of our Form 10-K, which includes our audited financial statements, by:

•	accessing our website at http://investor.gamestop.com and clicking on the “Investor Relations” link then the “Financial Information” link;

•	writing to Eric Cerny, Investor Relations, at 625 Westport Parkway, Grapevine, Texas 76051; or

•	calling (817) 424-2000.

You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

14. How Can I Access the Proxy Materials Electronically?

Your BLUE proxy card will contain instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at http://investor.gamestop.com and clicking on the “Investor Relations” link then the “Online Investor Kit” link. Our proxy materials will be available during the voting period at [            ].

15. How Are the Proxy Materials Being Distributed?

On or about [            ], 2020, we will begin mailing the proxy materials to stockholders of record as of [            ], 2020, and we will post our proxy materials at http://investor.gamestop.com (click on the “Investor Relations” link then the “Online Investor Kit” link). In addition, the website provides information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

12 ï 2020 Proxy Statement

16. Can Stockholders and Other Interested Parties Communicate Directly with Our Board?

Yes. The Company invites stockholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the Chair of the Board or the non-management directors as a group by writing to the Board of Directors, the Chair or the Non-Management Directors, GameStop Corp., GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

17. What Can I do if I Have Questions?

If you have any questions, please contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the annual meeting, by calling toll free: (877) 750-9501; banks and brokers may call collect: (212) 750-5833.

Background of the Solicitation

On February 12, 2019, Kurtis Wolf of Hestia Capital Management, LLC (“Hestia”) submitted a letter to the Board expressing Hestia’s belief that the Board had the opportunity to create value for the Company’s stockholders by returning capital to stockholders through a tender offer, hiring a properly incentivized CEO to focus on leveraging the Company’s competitive advantages and improving operational efficiency.

On March 13, 2019, John C. Broderick of Permit Capital Enterprise Fund, L.P. (“Permit”) and Mr. Wolf of Hestia submitted a letter to the Board indicating that Hestia and Permit believed that new, independent directors should be appointed to the Board and indicating that they were prepared to take such proposal directly to the Company’s stockholders and nominate directors for election at the Company’s 2019 annual meeting if the Company failed to acceptably respond before the Company’s March 28, 2019 nominating deadline. Additionally, Hestia and Permit indicated that the Company should return capital to the Company’s stockholders by launching a tender offer.

On March 14, 2019, Hestia and Permit issued a press release describing the March 13th letter and indicating they intended to file a preliminary proxy statement and solicit votes for the election of director nominees nominated by Hestia and Permit.

On March 21, 2019, the Company announced the appointment of George Sherman as its Chief Executive Officer, effective April 15, 2019.

On March 28, 2019, Hestia and Permit issued a press release and delivered their notice of nomination to the Board which informed the Company, among other things, of their intent to nominate Don C. Bell III, Christopher P. Carvalho, Lizabeth Dunn and Mr. Wolf for election to the Board at the Company’s 2019 annual meeting of stockholders.

On March 29, 2019, the Company entered into a cooperation agreement with Hestia, Permit, Permit Capital, LLC, Permit Capital GP, L.P., John C. Broderick, Hestia Capital Management, LLC and Mr. Wolf (the “Cooperation Agreement”), pursuant to which the Company agreed to appoint a new independent director from among the group of candidates identified by Hestia and Permit within 30 days and nominate an additional independent director nominee selected by the Board, following reasonable consultation with Hestia and Permit, for election as a director at the Company’s 2019 annual meeting of the stockholders, or appoint such individual prior to the 2019 annual meeting. In addition, Hestia and Permit agreed to irrevocably withdraw their nomination notice submitted to the Company on March 28th, and Hestia, Permit and their respective affiliates agreed to customary standstill restrictions expiring on March 12, 2020 and to vote their shares of the Company’s voting securities in favor of each director nominee recommended by the Board at the 2019 annual meeting of stockholders.

On April 19, 2019, the Company appointed Ms. Dunn and Raul Fernandez to the Board in accordance with the Cooperation Agreement.

On June 11, 2019, the Company commenced a “modified Dutch auction” tender offer for up to 12,000,000 shares of its common stock and on July 15, 2019, announced that a total of 12,000,000 shares were properly tendered at a purchase price of $5.20 per share.

During the period following the announcement of the Cooperation Agreement until January 2020, Hestia and Permit sent in various communications and requests to the Company and representatives of the Company met with Hestia and Permit to discuss their questions or concerns. Also, between March 2019 and the end of fiscal year 2019, the Company repurchased 38.1 million shares for an aggregate purchase price of $198.7 million under its authorized repurchase program.

2020 Proxy Statement ï 13

On January 15, 2020, Hestia and Permit had a phone conversation with representatives of the Company, including Mr. Sherman, regarding the Company’s holiday sales results press release. During this call, Hestia and Permit indicated they would like to, again, provide further input to the Board. Mr. Sherman asked Hestia and Permit what input they may have, to which they replied, the Company should add Kurt Wolf of Hestia to the Board, or possibly even John Broderick of Permit.

On February 26, 2020, Mr. Wolf of Hestia contacted Ms. Dunn by telephone and informed her that he and Mr. Broderick intended to nominate insurgent directors to stand for election at the 2020 annual meeting of stockholders. Mr. Wolf asked Ms. Dunn to join his slate of directors. Ms. Dunn declined to be included on the slate.

Following an extensive candidate search and evaluation process that began in 2019, on March 7, 2020, the Board agreed to (1) appoint William Simon and James Symancyk to the Board effective immediately and Reginald Fils-Aimé to the Board effective April 20, 2020; and (2) adopt new guidelines for Board tenure and committee refreshment. At such meeting, Dan DeMatteo, Steve Koonin, Gerald Szczepanski and Larry Zilavy decided to retire from the Board, effective June 2020, and agreed not to stand for re-election at the 2020 annual meeting of stockholders. In addition, Jerome Davis and Tom Kelly decided to retire from the Board, effective June 2021, and agreed not to stand for re-election at the 2021 annual meeting of stockholders. In addition, the Board agreed that Kathy Vrabeck, the Board’s Lead Independent Director, would succeed Mr. DeMatteo as Board Chair.

On March 9, 2020, the Company announced the appointment of three new independent directors to the Board, the retirement of four incumbent directors at the 2020 annual meeting and the retirement of two additional incumbent directors at the 2021 annual meeting. Additionally, the Company announced the enhancement of its corporate governance guidelines to target average board tenure for independent directors of less than 10 years and rotation of Board committee members and chairs approximately every five years.

On March 10, 2020, Mr. Sherman had a conversation with Hestia and Permit regarding the Company’s board refreshment announcement.

On March 12, 2020, following the expiration of the standstill restrictions contained in the Cooperation Agreement, Hestia and Permit submitted a letter to the Board indicating that they believed the Company’s recent Board refreshment initiatives did not go far enough and that the Company should add two additional stockholder representatives to the Board. Hestia and Permit issued a press release attaching the letter to the Board and filed the letter with the SEC on Schedule 14A, as well as on an amendment to the Schedule 13-D filing of Hestia, Permit and certain of their respective affiliates.

On March 16, 2020, Hestia sent a letter to a representative of the Company (the “220 Request”), requesting stockholder list materials and other items pursuant to Section 220 of the General Corporation Law of the State of Delaware.

On March 23, 2020, Hestia and Permit announced their intention to file a preliminary proxy statement and nominate Mr. Wolf of Hestia and Paul Evans for election to the Board at the Company’s 2020 annual meeting of the stockholders, issued an open letter to the stockholders of the Company and launched a website in support of their nomination. Hestia and Permit filed the press release and material from the website with the SEC on Schedule 14A and on an amendment to the Schedule 13-D filing of Hestia, Permit and certain of their respective affiliates.

On March 26, 2020, the Company held a conference call announcing its results for the fourth quarter and fiscal year ended February 1, 2020 and issued a press release announcing such results, a copy of which was filed with the SEC on our current report on Form 8-K, dated as of March 26, 2020.

On March 27, 2020, in keeping with the common and consistent practice of the Company’s management team, Mr. Bell, Mr. Cerny and Mr. Sherman contacted a number of holders of the Company’s common stock by telephone individually, including Hestia and Permit, to discuss the Company’s fourth quarter and fiscal year 2020 results. Hestia and Permit’s insurgent nominees were not discussed on the call.

On April 3, 2020, Hestia and Permit filed a preliminary proxy statement nominating Mr. Wolf of Hestia and Mr. Evans for election to the Board at the Company’s 2020 annual meeting of the stockholders.

On April 6, 2020, Hestia and Permit issued a press release relating to their preliminary proxy statement and the shares eligible for voting at the Company’s 2020 annual meeting. On April 6th Hestia and Permit also submitted a letter to the Board requesting a conversation with the Board regarding the proxy contest.

On April 13, 2020, the Company filed its preliminary proxy statement with the SEC nominating the Board’s 10 nominees for election to the Board at the Company’s 2020 annual meeting of stockholders.

14 ï 2020 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

General

The Board of Directors has nominated each of the 10 individuals identified below under “The GameStop Nominees” to stand for election at the 2020 annual meeting, all of whom are currently directors of the Company. As previously announced, Daniel A. DeMatteo, Gerald Szczepanski, Larry S. Zilavy and Steven R. Koonin are not standing for re-election at the annual meeting. Effective upon the election of directors at the annual meeting, the number of directors constituting the Board will be reduced from 14 to 10.

Each director elected at the annual meeting will hold office for a term expiring at the 2021 annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. Each of the nominees identified in this Proxy Statement has consented to being named as a nominee in the Company’s proxy materials and has accepted the nomination and agreed to serve as a director if elected by the Company’s stockholders. The Company has no reason to believe that any of the nominees will be unable to serve as a director. However, should any nominee be unable to serve if elected, the Board may reduce the number of directors or recommend a substitute nominee. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated by the Board.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR ALL” OF THE BOARD’S 10 NOMINEES USING THE ENCLOSED BLUE PROXY CARD.

Hestia and Permit nominated two nominees for election as directors at the annual meeting. As a result, if Hestia and Permit proceed with their alternative nominations, the number of director nominees will exceed the number of directors to be elected, and the 10 nominees who receive the greatest number of votes cast will be elected.

Our Board of Directors recommends that you simply DISREGARD any WHITE proxy card that may be sent to you by Hestia and Permit and only vote using the enclosed BLUE proxy card. Voting to withhold your support on Hestia and Permit’s nominees on its proxy card is NOT the same as voting FOR our Board’s Director nominees because a vote against Hestia and Permit’s nominees on its proxy card will revoke any previous proxy submitted by you, including any vote you may have made for our Board’s 10 nominees. If you have already voted using the WHITE proxy card sent to you by Hestia and Permit, you may change it by voting in favor of our Board’s 10 Director nominees using the enclosed BLUE proxy card or by voting via the Internet or by telephone by following the instructions provided on the enclosed BLUE proxy card. Only the latest validly executed proxy that you submit will be counted.

If you have any questions, please contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the annual meeting, by calling toll free: (877) 750-9501; banks and brokers may call collect: (212) 750-5833.

The GameStop Nominees

The following table sets forth the names and ages of the individuals nominated by our Board for election at the annual meeting, the years they first became a director, the positions, if any, they hold with the Company, and the standing committees of the Board on which they serve as of April 1, 2020:

Name	Age	Director Since(1)	Position with the Company	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

George E. Sherman	58	2019	Chief Executive Officer

Jerome L. Davis	65	2005	Director			x (3)

Lizabeth Dunn	46	2019	Director		x	x

Raul J. Fernandez	53	2019	Director	x

Reginald Fils-Aimé(1)	59	2020	Director			x

Thomas N. Kelly Jr.	73	2012	Director		x (3)

William Simon	60	2020	Director	x

James Symancyk	48	2020	Director		x

Carrie W. Teffner	53	2018	Director	x (3)

Kathy P. Vrabeck(2)	56	2012	Director	x

(1)	Appointment effective April 20, 2020
(2)	Lead Independent Director and Board Chair effective as of the annual meeting
(3)	Committee Chair

2020 Proxy Statement ï 15

Director Qualifications and Experience

Our business is managed under the direction of our Board of Directors and we strive to maintain a Board with a mix of skills and experiences that, taken together, provide us with the variety and depth of knowledge necessary for effective oversight, direction and vision for the Company. The following matrix presents qualifications and experiences the Board considered in recommending each director nominee for election:

Qualifications and Experience	George E. Sherman	Jerome L. Davis	Lizabeth Dunn	Raul J. Fernandez	Reginald Fils-Aimé	Thomas N. Kelly Jr.	William Simon	James Symancyk	Carrie W. Teffner	Kathy P. Vrabeck

Business experience in a senior leadership position provides the perspective and practical understanding of leading a business organization	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Finance and capital allocation experience gained from experience as a CEO, finance or accounting executive, or audit committee member is important because effective capital allocation, accurate financial reporting and effective internal controls are critical to our success

	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

International operations experience is useful in providing the insight and perspective necessary to maintain and grow our business outside of the U.S.	🌑	🌑			🌑	🌑	🌑	🌑	🌑	🌑

Marketing or brand management experience is valuable because of the strategic importance of consumer positioning and brand management in the specialty retail business	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑		🌑

Other public company board experience provides directors with the insight and perspective that enhances the Board’s effectiveness		🌑		🌑		🌑	🌑	🌑	🌑	🌑

Retail experience provides an understanding of strategic and operational issues facing specialty retail companies	🌑	🌑	🌑		🌑	🌑	🌑	🌑	🌑

Video game industry experience is important to our success as the world’s largest video game retailer	🌑			🌑	🌑					🌑

Omnichannel experience helps guide our strategic emphasis on interacting with customers through a combination of channels, including online, mobile and our brick-and-mortar stores	🌑			🌑	🌑		🌑	🌑	🌑

16 ï 2020 Proxy Statement

Biographies of Director Nominees

The biographies describe each GameStop nominee’s qualifications and relevant experience. The biographies include key qualifications, skills, and attributes most relevant to the decision to nominate candidates to serve on the Board.

GEORGE E. SHERMAN
Chief Executive Officer, GameStop Corp.	Director since 2019	Age 58
	Other Public Company Directorships:	• None
	GameStop Committees:	• None

Mr. Sherman is a director and is our Chief Executive Officer. Prior to his appointment as the Chief Executive Officer in April 2019, Mr. Sherman served since January 2017 as the Chief Executive Officer of Victra, one of the largest authorized retailers for Verizon Wireless in the U.S. with more than 1,140 Verizon branded retail stores in 46 states. Mr. Sherman, who has a long background in the retail industry, had previously served three years (April 2013 to December 2016) as president of Advance Auto Parts based out of its operations center in Raleigh, North Carolina and as interim CEO from January through April 2016. During his tenure, he helped merge and integrate Raleigh-based General Parts International following its acquisition in 2014. Mr. Sherman has also served in senior leadership roles at Best Buy and Home Depot.

Director Qualifications: Mr. Sherman brings to the Board more than 25 years of experience in the retail industry, having served in senior management positions overseeing merchandising, marketing, supply chain, store operations, e-commerce and business development.

JEROME L. DAVIS
Executive Vice President & Chief Revenue Officer, Metropolitan Washington Airports Authority	Director since 2005	Age 65
	Other Public Company Directorships:	• Apogee Enterprises, Inc. (2004 – 2020)
	GameStop Committees:	• Nominating and Corporate Governance Committee, Chair

Mr. Davis has served as the Executive Vice President and Chief Revenue Officer of the Metropolitan Washington Airports Authority in Washington, D.C., which manages and operates Ronald Reagan National and Dulles International Airports, since September 2014. He previously served as Corporate Vice President of Food and Retail for Waste Management, Inc., the leading provider of integrated environmental solutions in North America, from 2010 to 2012. Mr. Davis was Global Vice President, Service Excellence for Electronic Data Systems, a business and technology services company, from 2003 to 2005. From 2001 to 2003 at Electronic Data Systems he served as Chief Client Executive Officer and President, Americas for Business Process Management. From 1991 to 2001 he served as President of the Commercial Solutions Division of Maytag Corporation, and as Senior Vice President of Sales for Maytag’s Appliances Division, from 1998 to 1999. He also served in executive positions at Frito Lay and senior positions at Procter & Gamble.

Director Qualifications: Mr. Davis brings to the Board more than 35 years of experience in Fortune 500 growth oriented companies and extensive expertise and insight in multiple areas including executive leadership, strategy, sales and business development, marketing, information technology, business operations, international, commercial real estate development, consumer/retail consulting, investor relations, corporate governance, finance and enterprise risks, and public company board experience. In addition, his experience as a director of Apogee, including committee service, has given him insights and perspectives on finance, governance, human resources and compensation which benefit the Board.

2020 Proxy Statement ï 17

LIZABETH DUNN
Chief Executive Officer, Pro4ma Inc.	Director since 2019	Age 46
	Other Public Company Directorships:	• None
	GameStop Committees:	• Compensation Committee
• Nominating and Corporate Governance

Ms. Dunn is the Founder and CEO of Pro4ma Inc., an information technology services consulting firm that provides cloud-based data forecasting and predictive analytics tools to retailers. She also is the Founder and CEO of Talmage Advisers, a retail and branded consumer products consulting firm that provides a full range of services across brand strategy, pricing analysis, financial benchmarking and transactional due diligence. Prior to founding these firms, Ms. Dunn served in various senior consulting and financial analyst roles for leading financial firms and retail organizations, including Macquarie Group, FBR, Thomas Weisel, Prudential Equity Group, Bear Stearns, Gap Inc. and Liz Claiborne.

Director Qualifications: Ms. Dunn brings to the Board 20+ years’ experience in the retail industry, including experience as a top equity analyst in the retail sector for over a decade.

RAUL J. FERNANDEZ
Vice Chairman, Monumental Sports & Entertainment	Director since 2019	Age 53
	Other Public Company Directorships:	• Broadcom Inc. (since 2020) • Kate Spade & Co. (2000—2017)
	GameStop Committees:	• Audit Committee

Mr. Fernandez serves as Vice Chairman and Owner of Monumental Sports & Entertainment, a private partnership that co-owns the NBA’s Washington Wizards, the NHL’s 2018 Stanley Cup Champion Washington Capitals, the WNBA’s Washington Mystics, Team Liquid eSports and Wizards District Gaming NBA 2K, as well as co-owns and operates Capital One Arena in Washington, DC. He also serves as Special Advisor and Limited Partner to General Atlantic Partners, a growth equity firm. Mr. Fernandez previously served in several leadership roles at various technology companies, including as Chairman and CEO for ObjectVideo, a leading developer of intelligent video surveillance software. Mr. Fernandez is a director of Broadcom Inc. and served as a director for Kate Spade & Co. from 2000 through 2017.

Director Qualifications: Mr. Fernandez brings to the Board valuable insight into the world of eSports through his role as Vice Chairman of Monumental Sports & Entertainment, which owns two professional eSports teams.

REGINALD FILS-AIMÉ
Former President and COO of Nintendo of America, Inc.	Director since 2020	Age 59
	Other Public Company Directorships:	• None
	GameStop Committees:	• Nominating and Corporate Governance Committee

Mr. Fils-Aimé served as President and COO of Nintendo of America, Inc. from 2006 to 2019. During his tenure, Mr. Fils-Aimé focused on the development and launch of industry re-defining products, including the Nintendo DS, Wii, Nintendo 3DS and Nintendo Switch, quadrupling the company’s revenue from 2005 to 2010, and oversaw the successful implementation of the company’s digital strategy. He previously served as Nintendo of America’s EVP of Sales and Marketing from 2003 to 2006. Prior to joining Nintendo, Mr. Fils-Aimé served as SVP of Marketing for VH1 from 2001 to 2003, where he led a strategic shift to appeal to younger consumers that resulted in an increase in ratings of more than 30 percent. Earlier in his career, he held multiple marketing roles at a variety of consumer and manufacturing companies, including the Derby Cycle Corporation, Guinness Import Company, Panda Management Company, Inc., Pizza Hut, Inc. and the Procter & Gamble Company. Mr. Fils-Aimé holds a Bachelor’s degree in Applied Economics from Cornell University.

Director Qualifications: Mr. Fils-Aimé brings to the Board more than 35 years of experience in the gaming, media and technology industries transforming companies and revitalizing brands. His knowledge of the gaming industry and his knowledge of one of the Company’s largest suppliers bring the Board valuable insight to the advancement of our business strategies.

18 ï 2020 Proxy Statement

THOMAS N. KELLY JR.
Former Chief Operating Officer, Nextel Corporation	Director since 2012	Age 73
	Other Public Company Directorships:	• The Scotts Miracle-Gro Company (since 2006)
	GameStop Committees:	• Compensation Committee, Chair

Mr. Kelly is a director and a member of the Compensation Committee. He has served as a director since July 2012. Mr. Kelly served as Executive Vice President, Transition Integration of Sprint Nextel Corp., a global communications company (“Sprint Nextel”), from December 2005 until April 2006. He served as the Chief Strategy Officer of Sprint Nextel from August 2005 until December 2005. He served as the Executive Vice President and Chief Operating Officer of Nextel Communications, Inc., a global communications company (“Nextel”), which became Sprint Nextel, from February 2003 until August 2005, and as Executive Vice President and Chief Marketing Officer of Nextel from 1996 until February 2003. Mr. Kelly currently serves on the Board of The Scotts Miracle-Gro Company (“Scotts Miracle-Gro”) where he has served as Lead Independent Director and currently serves as the Chairperson of the Innovation and Technology Committee, and a member of the Audit Committee and the Compensation and Organization Committee.

Director Qualifications: Mr. Kelly brings to the Board extensive board experience as well as more than 25 years of leadership in the communications and wireless industries. His broad business knowledge brings valuable insight in supporting our strategic initiatives.

WILLIAM SIMON
Senior Advisor, KKR & Co.	Director since 2020	Age 60
	Other Public Company Directorships:	• Anixter International Inc. (since 2019)
• Chico’s FAS (since 2016)
• Darden Restaurants, Inc. (since 2014)
	GameStop Committees:	• Audit Committee

Mr. Simon has served as a Senior Advisor at KKR & Co. since 2014. Mr. Simon previously served in multiple leadership roles at Walmart Inc. from 2006 to 2015, including as President and CEO of Walmart U.S. from 2010 to 2014; EVP and COO of Walmart U.S. from 2007 to 2010; and as EVP, Professional Services and New Business Development from 2006 to 2007. Earlier in his career, Mr. Simon served as VP of Marketing, Beverages at Cadbury Schweppes PLC and held leadership roles of increasing responsibility at PepsiCo, Inc., after beginning his career at RJR Nabisco. His current board memberships include Anixter International Inc.; Chico’s FAS; and Darden Restaurants, Inc. Mr. Simon holds an MBA and a Bachelor’s degree in Economics from the University of Connecticut.

Director Qualifications: Mr. Simon brings to the Board more than 30 years of operational and strategic advisory experience in the retail, consumer and food and beverage industries.

JAMES SYMANCYK
President and CEO, PetSmart, Inc.	Director since 2020	Age 48
	Other Public Company Directorships:	• PetSmart, Inc. (since 2018)
• Chewy, Inc. (since 2019)
	GameStop Committees:	• Compensation Committee

Mr. Symancyk has served as President and CEO of PetSmart, Inc. since 2018. Mr. Symancyk previously served as President and CEO of Academy Sports & Outdoors, Inc., a retail and ecommerce sporting goods chain, from 2015 to 2018. Prior to that, he held leadership roles of increasing responsibility at Meijer, Inc., a regional supercenter chain store, including as President; COO; and EVP, Merchandising & Marketing. He began his career at Sam’s Club, where served as Divisional Merchandise Manager, among other roles. His current board memberships include Petsmart and Chewy, Inc, and previously Academy Sports & Outdoors. Mr. Symancyk holds a Bachelor’s degree from the University of Arkansas.

Director Qualifications: Mr. Symancyk brings to the Board more than 25 years of executive leadership and operational experience in the retail and consumer products industries.

2020 Proxy Statement ï 19

CARRIE W. TEFFNER
Interim Executive Chair, Ascena Retail Group, Inc.	Director since 2018	Age 53
	Other Public Company Directorships:	• Ascena Retail Group, Inc. (since 2018)
	GameStop Committees:	• Audit Committee, Chair

Ms. Teffner is a director and chair of the Audit Committee. She has served as a director at GameStop since August 2018. Ms. Teffner has served as the Interim Executive Chair of Ascena Retail Group, Inc. since May 2019. Ms. Teffner previously served at Crocs, Inc. in the roles of Executive Vice President and Chief Financial Officer from December 2015 through August 2018, and as Executive Vice President, Finance and Strategic Projects from August 2018 through April 1, 2019. Before assuming her executive positions at Crocs, she served on the Crocs board of directors, which she joined in June 2015. Prior to joining Crocs, she served as Executive Vice President and Chief Financial Officer at PetSmart and, before that, at Weber-Stephen Products. Prior to those roles, she served as Senior Vice President and Chief Financial Officer of Timberland and spent 21 years in various leadership positions at Sara Lee Corporation. Ms. Teffner currently serves as the Interim Executive Chair of the board of directors at Ascena Retail Group, Inc.

Director Qualifications: Ms. Teffner brings to the Board more than 30 years of financial and operational leadership experience in the consumer goods and retail industries, which provides valuable insight in support of our strategies.

KATHY P. VRABECK
Senior Client Partner, Consumer Markets, Korn Ferry	Director since 2012	Age 56
	Other Public Company Directorships:	• AVP, Inc. (2006—2008)
	GameStop Committees:	• Audit Committee

Ms. Vrabeck is the lead independent director and a member of the Audit Committee. She has served as a director since June 2012. She is a Senior Client Partner in the Los Angeles office of Korn Ferry, a global talent and organizational advisory firm, where she leads Korn Ferry’s Consumer Digital sector, working closely with consumer and technology clients. Prior to joining Korn Ferry in October 2015, she was a Partner at Heidrick & Struggles International, Inc., an executive search firm (“Heidrick & Struggles”), where she served as both Global Sector Leader of their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Prior to joining Heidrick & Struggles in July 2011, Ms. Vrabeck was with Legendary Entertainment, a media company, from March 2009 to March 2011 where she served as President, Legendary Digital and was responsible for the creation, management and delivery of digital entertainment, with a focus on video games, across current and next-generation platforms. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc., a developer, marketer, publisher and distributor of video games (“EA”), where she served as President, EA Casual Entertainment and led EA’s efforts in the fastest growing segments of the video game market: mobile, online, social networking and global media sales. Prior to joining EA, Ms. Vrabeck was with Activision, Inc., a video game publisher (“Activision”), from August 1999 to April 2006 where she served as President, Activision Publishing, overseeing Activision’s product development and global brand management and publishing operations. Earlier in her career, Ms. Vrabeck held various marketing, sales and finance positions with ConAgra, The Pillsbury Company, Quaker Oats and Eli Lilly and Company. Ms. Vrabeck currently serves on the DePauw University Board of Trustees.

Director Qualifications: Ms. Vrabeck brings to the Board over 10 years of experience in senior executive leadership positions with major game and film makers. Her digital entertainment knowledge, her knowledge of two of the Company’s largest suppliers and her business experience bring valuable insight in supporting the advancement of our business and digital strategies.

YOUR VOTE IS EXTREMELY IMPORTANT. The Board of Directors unanimously recommends a vote FOR ALL of the above 10 director nominees. The Board of Directors does NOT endorse any Hestia and Permit nominees and urges you to sign and return the BLUE proxy card and to NOT to sign or return the WHITE proxy card sent to you by Hestia and Permit. The Company is not responsible for the accuracy of any information provided by or relating to Hestia and Permit or their nominees contained in solicitation materials filed or disseminated by or on behalf of Hestia and Permit or any other statements that Hestia and Permit may make.

In addition to the information above, Annex II sets forth information relating to our directors, director nominees, and certain of our executive officers and other employees who may be considered “participants” in our solicitation under the applicable SEC rules by reason of their position as directors of the Company or as director nominees or because they may be soliciting proxies on our behalf.

20 ï 2020 Proxy Statement

Meetings and Committees of the Board

The Board met 14 times during fiscal 2019. Each incumbent director who served on the Board at any time during fiscal 2019 attended 75% or more of the aggregate of all of the meetings of the Board and the committees thereof on which they served (held during the period in fiscal 2019 that he or she served).

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility and reviews:

•	The adequacy and integrity of the Company’s financial statements, financial reporting process and internal system of accounting controls;

•	The appointment, termination, compensation, retention and oversight of the independent registered public accountants;

•	The scope of the audit performed by the independent registered public accounting firm of the books and records of the Company;

•	The internal audit function and plan;

•	The Company’s compliance with legal and regulatory requirements;

•	The Company’s Code of Business Conduct and Ethics; and

•	With management and the independent auditor any related party transactions and approves such transactions, if any.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board has adopted a written charter setting out the functions of the Audit Committee (the “Audit Committee Charter”), a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. As required by the Audit Committee Charter, the Audit Committee will continue to review and reassess the adequacy of the Audit Committee Charter annually and recommend any changes to the Board for approval.

The current members of the Audit Committee are Carrie W. Teffner (Chair), Gerald R. Szczepanski, Kathy P. Vrabeck, Raul J. Fernandez and William Simon, each of whom is an “independent” director under the listing standards of the NYSE. The Board has determined that Ms. Teffner has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the SEC. The Audit Committee met 8 times during fiscal 2019.

Compensation Committee

The Compensation Committee is primarily responsible for:

•

Annually reviewing and approving corporate goals and objectives relevant to the Executive Chairman and the Chief Executive Officer compensation, evaluating the Executive Chairman’s and the Chief Executive Officer’s performance and, either as a committee or together with the other independent directors of the Company (as directed by the Board), determining and approving the Executive Chairman’s and Chief Executive Officer’s compensation level based on this evaluation;

•

Working together with the Executive Chairman and Chief Executive Officer, annually reviewing and approving, for the other Named Executive Officers and other executive officers, the annual base salary level, the annual incentive opportunity level, the long-term incentive opportunity level, employment agreements, severance arrangements, and change of control agreements/provisions, in each case as, when and if appropriate, and any special or supplemental benefits;

•

Working together with the Executive Chairman and Chief Executive Officer, annually reviewing and making recommendations to the Board with respect to the compensation programs and policies applicable to the Company’s officers and directors, including incentive-compensation plans, equity-based plans and severance and retirement plans;

•	Engaging executive compensation advisers, if desired, to assist the Compensation Committee in conducting its duties;

2020 Proxy Statement ï 21

•

Administering our equity-based incentive plans, including the GameStop Corp. 2019 Incentive Plan (the “2019 Incentive Plan”) and our Amended and Restated 2011 Incentive Plan (the “2011 Incentive Plan”); and

•	Producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

The current members of the Compensation Committee are Thomas N. Kelly Jr. (Chair), Steven R. Koonin, Lawrence S. Zilavy, Lizabeth Dunn and James Symancyk, each of whom meets the independence standards of the NYSE and the SEC. The Board has adopted a written charter setting out the functions of the Compensation Committee, a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Compensation Committee met 7 times during fiscal 2019.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is primarily responsible for:

•	Reviewing and recommending to the Board candidates for service on the Board and its committees, including the nomination of existing directors;

•	Periodically reviewing and making recommendations to the Board regarding the size and composition of the Board and its committees;

•	Annually reviewing the independence of the directors;

•	Overseeing the Company’s orientation process for newly elected directors and regularly assessing the adequacy of and need for additional director continuing education programs;

•	Overseeing the annual performance evaluation of the Board and its committees and management; and

•	Periodically reviewing and recommending changes to the Company’s Corporate Governance Guidelines.

The current members of the Nominating and Corporate Governance Committee are Jerome L. Davis (Chair), Steven R. Koonin, Lawrence S. Zilavy, Lizabeth Dunn and Reginald Fils-Aimé, each of whom meets the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Nominating and Corporate Governance Committee, a copy of which can be found on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Nominating and Corporate Governance Committee met 5 times during fiscal 2019.

Minimum Qualifications

The Nominating and Governance Committee ensures that the Board possesses the right mix of skills and experiences to provide effective guidance and oversight to management as it executes the Company’s long-term strategy. The Nominating and Corporate Governance Committee does not set specific minimum qualifications for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for director are selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; diversity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. The Nominating and Corporate Governance Committee and the Board believe that Board membership should reflect diversity in its broadest sense, including diversity of skills, background, gender and ethnicity. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and its business segments, and (iii) the relative standing of the Company and its business segments in relation to their competitors. The Board has established a director retirement age of 75, unless the Executive Chairman grants a waiver as permitted under the retirement policy. Currently, none of our directors is of retirement age.

Nominating Process

The Nominating and Corporate Governance Committee will consider recommendations for director candidates from a variety of sources (including incumbent directors, stockholders (in accordance with the procedures described below), Company management and third-party search firms). When nominating an incumbent director for re-election at an annual meeting, the Nominating and Corporate Governance Committee considers the director’s performance on the Board and its committees and the director’s qualifications in light of the Nominating and Corporate Governance Committee’s assessment of the Board’s needs. The Nominating and Corporate Governance Committee has not adopted any criteria for evaluating a candidate for nomination to the Board that differ depending on whether the candidate is nominated by a stockholder, an incumbent director, Company management, third-party search firm or other source.

22 ï 2020 Proxy Statement

Consideration of Stockholder-Nominated Directors

In addition to proposing a candidate for possible nomination by the Nominating and Corporate Governance Committee, any stockholder is entitled to directly nominate one or more candidates for election to the Board of Directors in accordance with the Company’s Bylaws. See “Other Matters—Other Proposals and Nominees” later in this proxy statement. Also, in March 2017, our Board amended the Bylaws to include a proxy access provision. The proxy access bylaw allows a stockholder, or a group of up to 25 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to two individuals or 25% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Article III of the Bylaws. The complete text of our Bylaws, as amended, is available on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. See “Other Matters—Proxy Access Director Nominees” elsewhere in this proxy statement.

Annual Board Evaluation Process

The Board recognizes that a robust and constructive evaluation process is an essential part of good corporate governance and board effectiveness. The evaluation processes utilized by the Board are designed and implemented under the direction of the Nominating and Corporate Governance Committee and aim to assess Board and committee effectiveness as well as individual Director performance and contribution levels. The Nominating and Corporate Governance Committee and full Board consider the results of the annual evaluations in connection with their review of Director nominees to ensure the Board continues to operate effectively.

Each year our Directors complete governance questionnaires and self-assessments. These questionnaires and assessments, and feedback from discussions between members of the Nominating and Corporate Governance Committee and individual Directors, facilitate a candid assessment of: (i) the Board’s performance in areas such as business strategy, risk oversight, talent development and succession planning and corporate governance; (ii) the Board’s structure, composition and culture; and (iii) the mix of skills, qualifications and experiences of our Directors.

Corporate Governance

Codes of Ethics

The Company has adopted a Code of Ethics for Senior Financial and Executive Officers that is applicable to the Company’s Executive Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, any Executive Vice President of the Company, any Senior Vice President or Vice President within the U.S. finance department of the Company and any country Managing Director, country Financial Director or regional Senior Vice President of the Company. The Company also has adopted a Code of Standards, Ethics and Conduct applicable to all of the Company’s management-level employees and non-employee directors. The Code of Ethics for Senior Financial and Executive Officers and the Code of Standards, Ethics and Conduct are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. In accordance with SEC rules, the Company intends to disclose any amendment (other than any technical, administrative or other non-substantive amendment) to either of the above Codes, or any waiver of any provision thereof with respect to certain specified officers listed above, on the Company’s website at http://investor.gamestop.com within four business days following such amendment or waiver.

Claw-back Policy

The Company has adopted a claw-back policy which requires the Board, when permitted by law, to require reimbursement of annual incentive payments or long-term incentive payments from a current or former executive officer of the Company where the payment was predicated upon achieving certain financial results or other operating metrics, and either (1) the Board determines in its good faith judgment that such financial results or other operating metrics were achieved in whole or part as a result of fraud or other misconduct on the part of such executive, or fraud or other misconduct of other employees of the Company of which such executive had knowledge, whether or not such conduct results in any restatement of Company financial statements filed with the SEC, or (2) such financial results or other operating metrics were the subject of a restatement of Company financial statements filed with the SEC, and a lower payment would have been made to the executive officer based upon the restated financial results. The Company will, to the fullest extent possible under applicable law, seek to recover from the individual executive officer, in the case of (1), the full amount of the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to such financial results), and in the case of (2), the amount by which the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to the restatement of financial results) exceeded the lower payment that would have been made based on the restated financial results.

2020 Proxy Statement ï 23

Equity Ownership Policy

The Board believes that it is important for each executive officer and non-employee director of the Company to have a financial stake in the Company to help align the executive officer’s and non-employee director’s interests with those of the Company’s stockholders. To that end, the Company has an equity ownership policy requiring that each executive officer and non-employee director of the Company maintain ownership of common stock with a value of at least the following:

Executive Officer or Non-employee Director	Fiscal 2019 Stock Ownership Guidelines

Executive Chairman	5 times base salary

Chief Executive Officer	5 times base salary

Chief Operating Officer or Executive Vice President	3 times base salary

Non-employee Director	$275,000

New executive officers or non-employee directors of the Company will be given a period of five (5) years to attain full compliance with these requirements. These requirements will be reduced by 50% for executive officers after the executive officer reaches the age of 62 in order to facilitate appropriate financial planning.

For purposes of these determinations, (i) stock ownership includes shares of common stock which are directly owned or owned by family members residing with the executive officer or non-employee director, or by family trusts, as well as vested options and vested restricted stock, and unvested restricted stock or equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to such executive officer or non-employee director under any deferred compensation plan, and (ii) common stock shall be valued per share using the 200-day trailing average NYSE per share closing price. As of February 1, 2020, each of our executive officers and non-employee directors was in compliance with our equity ownership policy (either because they owned adequate shares or are within the applicable grace period to obtain adequate shares).

Anti-Hedging Policy

Given that the aim of ownership of common stock is to ensure that employees and directors of the Company have a direct personal financial stake in the Company’s performance, hedging transactions on the part of employees and directors of the Company could be contrary to that purpose. Therefore, the Company has adopted an anti-hedging policy which states that the implementation by an employee or director of the Company of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds) based upon the value of common stock and applied to equity securities granted to such employee or director, or held, directly or indirectly, by such employee or director, is strictly prohibited.

Corporate Governance Guidelines; Certifications

The Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.

On an annual basis, our Chief Executive Officer submits to the NYSE the annual certification required by Section 303A.12(a) of the NYSE Listed Company Manual. In addition, the Company has filed with the SEC as exhibits to its Annual Report on Form 10-K, for fiscal 2019, the certifications of its Chief Executive Officer and Chief Financial Officer required pursuant to Section 302 of the Sarbanes-Oxley Act relating to the quality of its public disclosure.

Communications Between Stockholders and Interested Parties and the Board

Stockholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Secretary will forward such communication to the full Board or to any individual director or directors (including the presiding director of the executive sessions of the non-management directors or the non-management directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All members of the Board are expected to attend virtually the Company’s 2020 annual meeting and be available to address questions or concerns raised by stockholders. All of the directors that stood for re-election at the 2019 annual meeting of stockholders attended the 2019 annual meeting.

24 ï 2020 Proxy Statement

Director Independence; Independence Determination

The Board has adopted the definition of independence in the listing standards of the NYSE. In its assessment of director independence, the Board considers all commercial, charitable and other relationships and transactions that any director or member of his or her immediate family may have with us, with any of our affiliates or with any of our consultants or advisers.

The Board has affirmatively determined that each of Jerome L. Davis, Lizabeth Dunn, Raul J. Fernandez, Reginald Fils-Aimé, Thomas N. Kelly Jr., Steven R. Koonin, William Simon, James Symancyk, Gerald R. Szczepanski, Carrie W. Teffner, Kathy P. Vrabeck and Lawrence S. Zilavy is independent under the NYSE standards as well as under standards set forth in SEC regulations, and that the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are comprised exclusively of independent directors under the foregoing standards. The Board did not determine Messrs. DeMatteo and Sherman to be independent because of their recent or current executive positions with the Company.

The non-management directors of the Company hold regularly scheduled executive sessions without management present at least once annually and the independent directors hold at least one meeting annually with only independent directors present. Our lead independent director, Ms. Vrabeck, is the presiding director for each non-management or independent director executive session.

Board Leadership Structure

The Board’s current leadership structure is comprised of an Executive Chairman position that is separate from the Chief Executive Officer position, as well as twelve other directors all of which are independent, including a lead independent director. Following the annual meeting Ms. Vrabeck will become the Chair of the Board. In this role Ms. Vrabeck will preside over regularly scheduled meetings with the other non-management directors to discuss and evaluate the Company’s business without members of management present and will provide guidance and oversight to management. Mr. George Sherman, the Chief Executive Officer of the Company also serves as a director. The Board believes that Mr. Sherman’s service as a director further enhances the Board’s oversight of our day-to-day operations and provides additional management expertise with respect to the complexities of our business units. All directors play an active role in overseeing the Company’s business both at the Board and committee level. This structure, together with our other corporate governance practices, provides strong independent oversight of management while ensuring clear strategic direction for the Company. The Board believes that at this time our stockholders are best served by this structure.

Risk Oversight

Responsibility for risk oversight resides with the full Board. Committees have been established to help the Board carry out this responsibility by focusing on key areas of risk inherent in the business. The Audit Committee oversees risk associated with financial and accounting matters, including compliance with legal and regulatory requirements, related-party transactions and the Company’s financial reporting and internal control systems. The Audit Committee also oversees the Company’s internal audit function and regularly meets separately with the Company’s head of internal audit, Chief Legal Officer, external auditors and other financial and executive management. The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and vesting periods, equity ownership policies, and claw-back provisions. The Compensation Committee and management also regularly review the Company’s compensation policies to determine effectiveness and to assess the risk they present to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company. In addition, at least annually, the Board conducts a formal business review including a risk assessment related to the Company’s existing business and new initiatives. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific topics or actions.

2020 Proxy Statement ï 25

Director Compensation

Our non-employee director compensation consists of an annual cash retainer of $140,000 and an annual restricted stock award valued at approximately $140,000, which vests on the date of the next regularly scheduled annual meeting. We also reimburse our directors for reasonable expenses incurred in connection with their attendance at Board and committee meetings. Because the Board believes that it is important for each director of the Company to have a financial stake in the Company to help align the director’s interests with those of the Company’s stockholders, we require our directors maintain a certain level of ownership of common stock. For a description of the equity ownership policy, see “Corporate Governance-Equity Ownership Policy” above.

No change to the compensation of our non-employee directors is presently contemplated for the fiscal year ending January 30, 2021 (“fiscal 2020”), provided that because Messrs. Simon, Symancyk and Fils-Aimé received no equity compensation for the fraction of the director term worked by them before the 2020 annual meeting, if they are elected to the Board at the 2020 annual meeting, the number of shares subject to their 2020 restricted stock awards will be increased by (A) (i) $140,000 multiplied by (ii) the quotient of (a) the number of days between the effective date of his appointment to the Board and the 2020 annual meeting, and (b) the number of days between the Company’s 2019 annual meeting of stockholders and the 2020 annual Meeting; divided by (B) the average closing price of the Company’s common stock for the five trading days immediately preceding the 2020 annual meeting. These increases represent the value of our standard annual non-employee director award multiplied by the fraction of the director term worked by these directors before the 2020 annual meeting.

Directors who are our employees (presently, Mr. DeMatteo and Mr. Sherman) do not receive additional compensation for their services as directors, and none of the directors receive additional compensation for their services as committee chairpersons or as our lead independent director. Please see the portions of this proxy statement regarding executive compensation for a description of Mr. Sherman’s compensation. Mr. DeMatteo is an executive officer of the Company but is no longer a named executive officer of the Company, and therefore his compensation is not required to be reported in this proxy statement.

The following table provides information regarding compensation earned by our non-employee directors during fiscal 2019.

Name	Fees Earned and Paid in Cash (1)	Stock Awards (2)	Total

Jerome L. Davis(3)	$140,000	$137,727	$277,727

Lizabeth Dunn(4)	$93,333	$152,431	$245,764

Raul J. Fernandez(4)	$93,333	$152,431	$245,764

Thomas N. Kelly Jr.(3)	$140,000	$137,727	$277,727

Shane S. Kim(5)	$29,167	$—	$29,167

Steven R. Koonin(3)	$140,000	$137,727	$277,727

Gerald R. Szczepanski(3)	$140,000	$137,727	$277,727

Carrie W. Teffner(3)	$140,000	$137,727	$277,727

Kathy P. Vrabeck(3)	$140,000	$137,727	$277,727

Lawrence S. Zilavy(3)	$140,000	$137,727	$277,727

(1)	Represents amounts earned and paid for service in fiscal 2019.

(2)

Reflects the grant date fair values in accordance with FASB ASC Topic 718, which is determined based on the closing price of our common stock on the grant date. However, except for the additional shares granted to Ms. Dunn and Mr. Fernandez (see footnote 4 to this table), the number of shares granted was determined by dividing the target value of $140,000 by the average closing price of our common stock for the five trading days preceding the grant date. The Board decided to use the trailing five day average (rather than the grant date closing price) to determine award sizes to reduce the impact of short-term stock price volatility. In this case, the methodology resulted in a small reduction in the number of shares granted. These restricted shares vest on the date of the next regularly scheduled annual meeting of stockholders, subject to continued service to the Company.

(3)	As of February 1, 2020, this director held 25,271 shares of restricted stock that had not vested.

(4)

Ms. Dunn and Mr. Fernandez were appointed to the Board on April 22, 2020. Ms. Dunn and Mr. Fernandez each received an additional 2,698 shares for their service on the Board from April 22, 2019 through the date of the 2019 annual meeting. As of February 1, 2020, Ms. Dunn and Mr. Fernandez held 27,969 shares of restricted stock that had not vested.

(5)

Mr. Kim served as the Company’s interim Chief Executive Officer from May 31, 2018 to April 15, 2019 and retired from the Board on the date of the 2019 annual meeting. The fees earned by Mr. Kim were for his service on the Board from April 15, 2019 through the date of the 2019 annual meeting. Mr. Kim’s compensation in his capacity as interim Chief Executive Officer is shown below in the Summary Compensation Table.

26 ï 2020 Proxy Statement

Executive Officers

The following table sets forth the names and ages of our executive officers and the positions they hold:

Name	Age	Title

Daniel A. DeMatteo	72	Executive Chairman

George E. Sherman	58	Chief Executive Officer

James A. Bell	52	Executive Vice President and Chief Financial Officer

Bernard Raymond Colpitts Jr.	45	Senior Vice President, Chief Accounting Officer

Frank M. Hamlin	51	Executive Vice President and Chief Customer Officer

Chris R. Homeister	51	Executive Vice President and Chief Merchandising Officer

Daniel J. Kaufman	60	Executive Vice President, Chief Transformation Officer

Roles of Board Chair and Chief Executive Officer

Following the annual meeting Ms. Vrabeck will become the Chair of the Board. As an independent chair Ms. Vrabeck will have responsibility for presiding over regularly scheduled meetings with the other non-management directors to discuss and evaluate the Company’s business without members of management present and will provide guidance and oversight to management. The Chief Executive Officer has responsibility for development and execution of our strategic plans and for leadership and oversight of all of the Company’s day-to-day operations and performance.

Business Experience of Executive Officers

Information with respect to executive officers of the Company who are also directors or nominees for director is set forth in “Information Concerning the Directors and Nominees” above.

James A. Bell currently serves as Executive Vice President and Chief Financial Officer, a role he has held since June 2019. Prior to joining GameStop, from October 2016 to March 2019, Mr. Bell served as Chief Financial Officer and interim Chief Executive Officer of Wok Holdings, Inc., the parent company of P.F. Chang’s, Pei Wei and True Food Kitchen restaurants, where he successfully designed and led the company’s overall strategic plan and omnichannel digital transformation and the successful sale of each of these brands. Previously, Mr. Bell served as Executive Vice President and Chief Financial Officer at RLH Corporation and President and CEO of Coldwater Creek, Inc. Earlier in Mr. Bell’s career he held senior finance roles at Harry & David Holdings, Inc. and The Gap and served as a Naval Flight Officer leading squadron and flight operations in the U.S. Navy from 1989 to 1998.

Bernard Raymond Colpitts, Jr. currently serves as Senior Vice President, Chief Accounting Officer, a role he has held since October 2019. Prior to joining GameStop, from February 2017 to October 2019, Mr. Colpitts served as Vice President, Finance and Treasury and Chief Accounting Officer of ON Semiconductor Corporation, a publicly traded global supplier of semiconductor-based products. From June 2013 to February 2017, Mr. Colpitts served as Vice President of Finance and Treasury for ON Semiconductor, and Mr. Colpitts served in various accounting, finance and financial reporting positions for ON Semiconductor from 2000 to 2006 and 2011 to 2013. From January 2007 to December 2010, Mr. Colpitts was Vice President, Controller and Chief Accounting Officer of Harry & David Holdings, Inc., a premium food and gift producer and retailer. Mr. Colpitts is a Certified Public Accountant.

Frank M. Hamlin currently serves as Executive Vice President and Chief Customer Officer, a role he has held since June 2019. Previously, Mr. Hamlin served as GameStop’s Senior Vice President, Chief Marketing Officer from August 2018 to June 2019 and as Chief Marketing Officer from 2014 to 2016. From 2017 to June 2018, Mr. Hamlin served as Chief Marketing Officer of Tailored Brands, the parent company of Men’s Warehouse, JoS. A. Bank and Joseph Abboud. Previously Mr. Hamlin held various marketing and operations leadership positions of increasing responsibility at Guitar Center; E-Miles LLC; H.E. Butt Grocery; and Brierley & Partners. Mr. Hamlin serves as a director of Tuesday Morning Corporation.

Chris R. Homeister currently serves as Executive Vice President, Chief Merchandising Officer, a role he has held since June 2019. Prior to joining GameStop, between January 2015 and October 2017, Mr. Homeister served as President, Chief Executive Officer and a Director of The Tile Shop and as Chief Operating Officer between October 2013 and December 2014. Previously, Mr. Homeister held a number of senior roles at Best Buy, including senior vice president, Digital Merchandising & Strategic Planning, and general manager and senior vice president, Entertainment Business Group, where he oversaw the product categories including video games, movies, music and eReaders and launched Best Buy’s video game trade-in business.

2020 Proxy Statement ï 27

Daniel J. Kaufman currently serves as Executive Vice President, Chief Transformation Officer, a role he has held since May 2019. From March 2018 to May 2019, Mr. Kaufman served as Chief Legal and Administrative Officer and Corporate Secretary and prior to that, served as Chief Legal Officer and Corporate Secretary since 2016. Mr. Kaufman also served as Senior Vice President, General Counsel and Corporate Secretary from 2005 through 2016. Before joining GameStop, Mr. Kaufman was employed by Electronics Boutique Holdings Corp. from January 2002, where he was serving as Senior Vice President, General Counsel and Corporate Secretary at the time of its acquisition by GameStop. In addition to his responsibilities at GameStop, Mr. Kaufman serves on the Board of the National Liberty Museum, a non-profit organization. Mr. Kaufman previously served as a director of Five Below, Inc., a discount retailer and the Entertainment Merchants Association, a trade organization.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth the number of shares of our common stock (including common stock that may be purchased pursuant to the exercise of options, warrants or otherwise within 60 days of March 30, 2020) beneficially owned on March 30, 2020 by each director, each of the named executive officers, each holder of 5% or more of our common stock and all of our directors and executive officers as a group. The table below excludes Messrs. Kim, Lloyd and Crawford, who departed the Company during fiscal 2019. Except as otherwise noted, the individual director or executive officer or his or her family members had sole voting and investment power with respect to the identified securities. Except as otherwise noted, the address of each person listed below is GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The total number of shares of our common stock outstanding as of March 30, 2020 was 64,457,992.

	Shares Beneficially Owned

Name	Number (1)		%

FMR LLC	11,620,064	(2)	18.0

245 Summer Street

Boston, MA 02210

BlackRock, Inc.	11,271,702	(3)	17.5

55 East 52nd Street

New York, NY 10055

The Vanguard Group	9,516,181	(4)	14.8

100 Vanguard Boulevard

Malvern, PA 19355

Dimensional Fund Advisors LP	7,127,360	(5)	11.1

6300 Bee Cave Road

Austin, TX 78746

Hestia-Permit Group	5,001,581	(6)	7.8

175 Brickyard Road, Suite 200

Adams Township, PA 16046

State Street Corporation	3,847,409	(7)	6.0

One Lincoln Street

Boston, MA 02111

Donald A. Foss	3,515,200	(8)	5.5

29777 Telegraph Road, Suite 2611

Southfield, MI 48034

Must Asset Management Inc.	3,300,000	(9)	5.1

3F, Samsung SEI Tower

39, Eonju-ro 30-gil

Gangnam-Gu, Seoul, Republic of Korea

George E. Sherman	1,174,497	(10)	1.8

28 ï 2020 Proxy Statement

	Shares Beneficially Owned

Name	Number (1)		%

James A. Bell	238,096	(11)	*

Jerome L. Davis	85,877	(12)	*

Daniel A. DeMatteo	480,736	(13)	*

Lizabeth Dunn	32,969	(14)	*

Raul J. Fernandez	38,119	(14)	*

Reginald Fils-Aime	—	(15)	*

Frank M. Hamlin	183,175	(16)	*

Chris R. Homeister	238,096	(11)	*

Daniel J. Kaufman	227,848	(17)	*

Thomas N. Kelly Jr.	64,921	(12)	*

Steven R. Koonin	59,667	(12)	*

William Simon	—	(15)	*

James Symancyk	—	(15)	*

Gerald R. Szczepanski	115,527	(12)	*

Carrie W. Teffner	55,469	(12)	*

Kathy P. Vrabeck	79,327	(12)	*

Lawrence S. Zilavy	65,587	(12)	*

All Current Directors and Officers as a group (18 persons)	3,139,911	(18)	4.9

*	Less than 1.0%.

(1)

Shares of common stock that an individual or group has a right to acquire within 60 days after March 30, 2020 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of such individual or group, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of any other person or group shown in the table.

(2)

Based on information included in its Amendment No. 10 to Schedule 13G filed with the SEC on February 7, 2020, FMR LLC has the sole power to vote or to direct the vote with respect to 651,523 of these shares and sole power to dispose or direct the disposition with respect to 11,620,064 of these shares.

(3)

Based on information included in its Amendment No. 13 to Schedule 13G filed with the SEC on February 4, 2020, BlackRock, Inc. has the sole power to vote or to direct the vote with respect to 10,888,316 of these shares and sole power to dispose or direct the disposition with respect to 11,271,702 of these shares.

(4)

Based on information included in its Amendment No. 9 to Schedule 13G filed with the SEC on February 11, 2020, The Vanguard Group has the sole power to vote or to direct the vote with respect to 81,386 of these shares, the sole power to dispose or direct the disposition with respect to 9,434,358 of these shares and the shared power to vote or direct to vote with respect to 12,123 of these shares and the shared power to dispose or direct the disposition with respect to 81,823 of these shares.

(5)

Based on information included in its Amendment No. 1 to Schedule 13G filed with the SEC on January 9, 2020, Dimensional Fund Advisors LP has the sole power to vote or to direct the vote with respect to 7,003,666 of these shares and the sole power to dispose or direct the disposition with respect to 7,127,360 of these shares.

(6)

Based on information included in Amendment No. 3 to Schedule 13D filed with the SEC on March 23, 2020. The Hestia-Permit Group is composed of: Hestia Capital Partners (“Hestia Capital”), LP, Hestia Capital Management, LLC (“Hestia LLC”), Kurtis J. Wolf, Permit Capital Enterprise Fund, L.P. (“Permit Enterprise”), Permit Capital, LLC (“Permit LLC”), Permit Capital GP, L.P. (“Permit GP”), John C. Broderick, Adam Dukoff and Paul J. Evans. Hestia LLC is the general partner of Hestia Capital and Mr. Wolf is the managing member of Hestia LLC. Permit LLC is the investment adviser of Permit Enterprise, Permit GP is the general partner of Permit Enterprise and Mr. Broderick is a partner of Permit GP.

•	Hestia Capital has the sole power to vote or to direct the vote with respect to 906,600 of these shares and the sole power to dispose or direct the disposition with respect to 906,600 of these shares;

•	Hestia LLC has the shared power to vote or direct to vote with respect to 1,301,100 of these shares and the shared power to dispose or direct the disposition with respect to 1,301,100 of these shares;

•

Kurtis J. Wolf has the sole power to vote or to direct the vote with respect to 21,400 of these shares, the sole power to dispose or direct the disposition with respect to 21,400 of these shares and the shared power to vote or direct to vote with respect to 1,301,100 of these shares and the shared power to dispose or direct the disposition with respect to 1,301,100 of these shares;

•

Permit Enterprise, Permit LLC and Permit GP have the shared power to vote or direct to vote with respect to 3,053,536 of these shares and the shared power to dispose or direct the disposition with respect to 3,053,536 of these shares;

•

John C. Broderick has the sole power to vote or to direct the vote with respect to 576,645 of these shares, the sole power to dispose or direct the disposition with respect to 576,645 of these shares and the shared power to vote or direct to vote with respect to 3,053,536 of these shares and the shared power to dispose or direct the disposition with respect to 3,053,536 of these shares; and

2020 Proxy Statement ï 29

•	Adam Dukoff has the sole power to vote or to direct the vote with respect to 48,900 of these shares and the sole power to dispose or direct the disposition with respect to 48,900 of these shares.

(7)

Based on information included in its Schedule 13G filed with the SEC on February 14, 2020, State Street Corporation the shared power to vote or direct to vote with respect to 3,434,572 of these shares and the shared power to dispose or direct the disposition with respect to 3,847,409 of these shares.

(8)

Based on information included in its Schedule 13G filed with the SEC on March 9, 2020, Donald A. Foss has the sole power to vote or to direct the vote with respect to 3,515,200 of these shares and the sole power to dispose or direct the disposition with respect to 3,515,200 of these shares.

(9)

Based on information included in its Schedule 13G filed with the SEC on March 20, 2020, Must Asset Management Inc. has the sole power to vote or to direct the vote with respect to 3,300,000 of these shares and the sole power to dispose or direct the disposition with respect to 3,300,000 of these shares

(10)	Of these shares, 1,174,497 are unvested restricted shares.

(11)	Of these shares, 238,096 are unvested restricted shares.

(12)	Of these shares, 25,271 are unvested restricted shares.

(13)	Of these shares, 138,480 are issuable upon exercise of stock options (all of which are vested as of March 30, 2020), and 115,514 are unvested restricted shares.

(14)	Of these shares, 27,969 are unvested restricted shares.

(15)	The appointment of Messrs. Simon and Symancyk to the Board became effective on March 9, 2020. Mr. Fils-Aime’s appointment to the Board will be effective April 20, 2020.

(16)	Of these shares, 182,616 are unvested restricted shares.

(17)	Of these shares, 170,280 are unvested restricted shares.

(18)	Of these shares, 138,480 are issuable upon exercise of stock options (all of which are vested as of March 30, 2020) and 2,351,934 are unvested restricted shares.

30 ï 2020 Proxy Statement

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Thomas N. Kelly Jr. (Chair), Steven R. Koonin, Lawrence S. Zilavy, Lizabeth Dunn and James Symancyk, none of whom has ever been an employee of the Company. No member of the Compensation Committee had a relationship requiring disclosure in this Proxy Statement under Items 404 or 407 of SEC Regulation S-K.

2020 Proxy Statement ï 31

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We believe that it is appropriate to solicit the views of our stockholders regarding the compensation of our named executive officers. Accordingly, and in accordance with SEC rules implemented under Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company seeks a non-binding advisory vote from our stockholders on the compensation of our Named Executive Officers as described in this Proxy Statement.

As discussed more fully in the “Compensation Discussion and Analysis” in this Proxy Statement, the Compensation Committee believes the Company’s named executive officers should be compensated commensurate with their success in maintaining a high level of performance necessary for the Company to produce ongoing and sustained value for our stockholders. The Company’s executive officer compensation program is based on the following guiding principles:

1.

Total compensation opportunities provided by the Company to its named executive officers should be competitive and allow the Company to attract and retain individuals whose skills are critical to the long-term success of the Company.

2.

The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking.

3.

Compensation awards should be based on the fundamental principle of aligning the long-term interests of GameStop’s employees with those of GameStop’s stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All of the short-term incentives, in the form of annual cash bonuses, and a large portion of equity compensation for Named Executive Officers, are tied to performance measures.

4.	Incentive and total compensation are designed to be consistent with the level of the Company’s operational performance over time and the level of returns provided to stockholders.

GameStop’s commitment to pay-for-performance in environments of both up and down markets/financial performance is evidenced by the zero or below target outcomes realized by our NEOs in recent years.

In response to the advisory vote on the frequency of the advisory vote on executive compensation at our 2017 annual meeting, we provide this advisory vote on executive compensation on an annual basis. This is an advisory vote and is not binding upon the Company, the Compensation Committee or the Board. Therefore, stockholders are not ultimately voting for the approval or disapproval of the Board’s recommendation on this proposal. The result of the vote will not impact any compensation that has already been paid or awarded to the executive officers. However, because we value the views of our stockholders, our Compensation Committee, which is responsible for, among other things, designing and administering the Company’s executive compensation program, will review and consider the results of this advisory vote when considering future decisions with respect to executive compensation.

We strongly encourage stockholders to read the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narrative disclosures in this Proxy Statement which discuss in greater detail the compensation of our executive officers, the Company’s compensation philosophy and the factors that the Compensation Committee considered in making compensation decisions.

Accordingly, the Board recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE RESOLUTION ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE PROPOSAL ABOVE UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

32 ï 2020 Proxy Statement

Compensation Discussion and Analysis

Executive Summary

Introduction

The Compensation Committee believes that our senior executives should be compensated commensurate with their success in maintaining profitability and high level of performance necessary for GameStop to produce ongoing and sustained value for our stockholders. In fiscal 2019, our company established a new senior executive team, while also developing a new long-term strategic plan (as described throughout this Proxy Statement) intended to improve our long-term business outlook. Our Compensation Committee developed our fiscal 2019 compensation program to align our new team with our business strategy through the specific performance measures selected for our 2019 performance awards (balancing a mix of short- and long-term financial and strategic measures), while also adhering to its pay for performance philosophy through the Compensation Committee’s rigorous goal-setting approach. Further detail on our fiscal 2019 compensation program and its alignment with our business strategy and stockholders are described throughout this Compensation Discussion and Analysis.

Changes in Senior Management During Fiscal 2019

The Board appointed George Sherman to the position of Chief Executive Officer, effective April 15, 2019, succeeding our Interim Chief Executive Officer, Shane Kim. On May 10, 2019, Daniel Kaufman transitioned from the role of Chief Legal and Administrative Officer to the role of Chief Transformation Officer. On June 3, 2019, James Bell succeeded Robert Lloyd as our Chief Financial Officer and Frank Hamlin was promoted to the role of Chief Customer Officer. On June 10, 2019, Chris Homeister joined us as our Chief Merchandising Officer. Finally, Troy Crawford ceased employment as our Chief Accounting Officer, effective October 28, 2019 and was succeeded by Bernard Colpitts, Jr. Many of the Compensation Committee’s actions during fiscal 2019 were related to these changes to our senior management team.

Named Executive Officers

This Compensation Discussion and Analysis covers the fiscal 2019 compensation for the following Named Executive Officers (“NEOs”), as determined under SEC rules (titles below reflect executives’ roles as of the end of fiscal 2019):

Name	Title

George E. Sherman	Chief Executive Officer

James A. Bell	Executive Vice President, Chief Financial Officer

Frank M. Hamlin	Executive Vice President, Chief Customer Officer

Chris R. Homeister	Executive Vice President, Chief Merchandising Officer

Daniel J. Kaufman	Executive Vice President, Chief Transformation Officer

Shane S. Kim	Former Interim Chief Executive Officer

Robert A. Lloyd	Former Chief Operating Officer and Chief Financial Officer

Troy W. Crawford	Former Senior Vice President, Chief Accounting Officer

Fiscal 2019 Company Performance

In May of 2019, we announced our multi-year transformation initiative, which we refer to as GameStop Reboot, to position GameStop on the correct strategic path and fully leverage our unique position and brand in the video game industry. Our strategic plan is anchored on four tenets, and our progress toward these goals in fiscal 2019 include:

Optimize the core business

•	Delivered selling, general and administrative expense (“SG&A”) reductions of $71.5 million and $130.4 million, on an adjusted basis, for the year **;

•	Completed the sale of the Simply Mac business;

•	Reduced outstanding debt by $401 million and returned over $240 million to stockholders through dividend payments and share buybacks;

•	Decreased inventory by 31% compared to fiscal 2018 that helped drive 160 bps gross margin expansion and significantly improved working capital; and

•	Further optimized global store base de-densifying locations and began the wind down of operations in Denmark, Finland, Norway and Sweden.

2020 Proxy Statement ï 33

Become the social / cultural hub for gaming

•	Successful implementation of experiential lab in the Tulsa market; and

•	Enhanced the PowerUp loyalty program with new features leading to a 280-basis point improvement in the conversion rate of transactions that include PowerUp enrollment.

Build a frictionless digital ecosystem to reach GameStop customers

•	Provided access to the best digital content and products through the launch of an improved website and the expansion of omnichannel features such as “Buy Online, Pick-up In Store;” and

•	Appointed chief digital officer to further advance digital transformation activities.

Transform vendor relationships

•	Expanded product penetration in PC gaming, AR/VR and private label product categories;

•	Optimized supply chain and vendor base to leverage scale and new categories; and

•	Began testing digital revenue sharing with key partners.

In fiscal 2019, our total global sales from continuing operations decreased 22.0% to $6.5 billion, and our consolidated comparable store sales decreased 19.4%. Gross profit as a percentage of sales increased to 29.5% from 27.9% in prior year due to a shift in higher margin products. Our adjusted net income from continuing operations decreased to $19.1 million from $218.4 million, primarily due to the decline in sales, partially offset by the shift to higher margin products and the reduction in adjusted selling, general and administrative costs.

During fiscal 2019, we also focused on optimizing the balance sheet. We reduced accounts payable and accrued expense by $833.6 million, long term debt by $401.0 million and inventory by $390.8 million while returning nearly $240 million to stockholders. We repurchased 38.1 million shares of common stock for approximately $199 million and paid $40.5 million in dividends. Our Board of Directors eliminated the Company’s quarterly dividend in June 2019 to enable the Company to further reduce its outstanding debt and provide flexibility to drive value creation for stockholders.

**See Annex I for a reconciliation of net income to adjusted net income and selling, general and administrative expenses to adjusted selling, general and administrative expenses.

2019 Compensation Program Summary

In 2019, the primary components of our NEOs’ total target compensation were various combinations of salary, short-term incentive and long-term incentive, as described below:

Program	Description	Purpose

Salary	Fixed cash compensation	Reward for level of responsibility, experience and sustained individual performance. Provide competitive fixed compensation to attract and retain executive talent

Short-Term Incentive (“STI”)	Cash compensation based on the following performance measures: • fiscal 2019 operating income (50%) • G&A cost savings (16.67%) • free cash flow (16.67%) • store concept tests (16.67%)	Encourage achievement of specific one year financial and management goals. Align compensation with financial performance and strategic initiatives.

Long-Term Incentive (“LTI”)	Time-based restricted stock (vesting in three annual installments)	Retain executives for the long-term while tying value of compensation delivered to our stock price in both up and down markets.
	Performance-based restricted stock (vesting based on fiscal 2019 and 2020 cumulative operating income, with earned units vesting three years from the date of grant).	Reward achievement of multi-year financial goals and creation of stockholder value.

34 ï 2020 Proxy Statement

NOTE: For purposes of determining performance results against a pre-established target, the Compensation Committee may make certain adjustments to reported results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Compensation Committee provides for certain adjustments when it believes the adjustments provide a performance measure that best represents actual performance results that are within the executives’ sphere of control and accountability. Actual performance results may be adjusted to eliminate the effects of, among other things, goodwill and asset impairments, restructuring charges, acquisitions, debt retirement expenses, foreign currency changes, buybacks of the Company’s shares, and the impact to income taxes related to the difference in budgeted and actual income tax rates. Throughout this Compensation Discussion and Analysis, when we make reference to the use of operating income as a performance measure for certain incentives and awards, we are actually referring to these measures as adjusted based on the definitions approved by our Compensation Committee. See Annex I for a reconciliation of our operating income to our adjusted operating income and our net income to our adjusted net income.

A significant portion of named executive officers’ compensation is performance-based, with payouts linked to the attainment of specified performance goals. For our CEO, George E. Sherman, 54% of his total target annualized compensation for fiscal 2019 was performance-based. For our other currently-employed NEOs, 50%, on average, of total target annualized compensation for fiscal 2019 was performance-based. The charts below summarize the mix of pay elements for Mr. Sherman and all other NEOs, respectively, in each case based on target annualized compensation for fiscal 2019:

Note: For Mr. Sherman, the chart above excludes the one-time “make whole” equity award granted upon commencement of his employment to offset compensation forfeited to his prior employer. However, 50% of this “make whole” award was performance-based as well.

As demonstrated in the pay mix charts above, we remain committed to maintaining the direct alignment between pay and short- and long-term performance through our performance-based compensation plans.

As discussed in further detail below, outcomes for performance periods that concluded in FY19 were as follows:

•	Our fiscal year 2019 STI plan paid out, in aggregate, at 49.33% of each NEO’s target STI opportunity; and

•

The performance shares granted as part of the fiscal year 2018 long-term incentive grant (i.e., 50% of the grant), and based on 2-year cumulative operating income, were not earned and were forfeited (i.e., 0% payout)

Our commitment to pay-for-performance in environments of both up and down markets/financial performance is evidenced by the zero or below target outcomes realized by our NEOs in recent years.

2020 Proxy Statement ï 35

Compensation Philosophy

Our executive officer compensation program is administered by the Compensation Committee of the Board. The program is based upon the following guiding principles:

•	Total compensation opportunities provided to our NEOs should be competitive and allow us to attract and retain individuals whose skills are critical to our long-term success;

•

The compensation opportunities we offer should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking;

•

Compensation awards should be based on the fundamental principle of aligning the long-term interests of our employees with those of our stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All short-term incentives, in the form of annual cash bonuses, and a significant portion of equity compensation for NEOs are tied to performance measures; and

•	The overall value of the total compensation is intended to be consistent with the level of our operational performance over time and the level of returns provided to stockholders.

The compensation program is designed to reward the executive officers for performance as well as for the dedication of their time, efforts, skills and business experience to our operations. The Compensation Committee generally targets that approximately 50% to 60% of each NEO’s total compensation be tied to performance measures, and such compensation is therefore at risk. The compensation program is also designed to reward both annual and long-term performance. Annual performance is rewarded through salary and short-term incentives and is generally measured by our financial performance, among other factors. Long-term performance is generally rewarded through performance-based and time-based restricted stock, with approximately 50% of the total long-term incentive compensation mix tied to the achievement of performance measures.

The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and vesting periods, equity ownership policies, and claw-back provisions. The Compensation Committee and management also regularly review our compensation policies to determine effectiveness and to assess the risk they present to the Company. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Response to Advisory Vote on Executive Compensation

A substantial majority of our stockholders (88% of votes cast) approved the fiscal 2018 compensation for our NEOs at the 2019 annual meeting of stockholders. We interpreted these results, coupled with discussions that we have had from time to time with investors regarding compensation, as a continued indication that stockholders are in general support of our executive compensation program. As a result, we have retained our general approach to executive compensation as described more fully in the “Key Elements of Compensation” section below. Nonetheless, the Compensation Committee continues to work with its independent consultant to consider alternatives and may revise the program from time to time as it determines appropriate.

Compensation Determination Process

The Compensation Committee of the Board has the responsibility to develop compensation levels for the NEOs. In determining annual compensation levels for NEOs, the Compensation Committee, along with executive management, bases its decision on the individual’s performance and potential to improve stockholder value, the financial performance of the Company over preceding periods, projections for the Company’s upcoming fiscal year, historical compensation for each NEO, the amount of shares available to be granted under our incentive plan and the results of reviews, surveys or other information from our compensation consultants.

The Compensation Committee considers the recommendations of the Chief Executive Officer in determining compensation for the executive officers and employees other than the Chief Executive Officer.

The Compensation Committee has the authority under its charter to retain an independent compensation consultant to assist in the evaluation of executive compensation and whose research and viewpoints provide one of several data points considered by the Compensation Committee. The Compensation Committee believes that such a consultant can play an essential role in the process of providing an impartial evaluation of compensation programs and practices, developing effective recommendations for the Board and evaluating the Company’s pay practices.

36 ï 2020 Proxy Statement

The Compensation Committee retains ClearBridge Compensation Group (“ClearBridge”) to advise on matters related to non-employee director and executive compensation. ClearBridge reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee reviewed the independence of ClearBridge under SEC rules and NYSE listing standards regarding compensation consultants and has concluded that ClearBridge’s work for the Compensation Committee is independent and does not raise any conflicts of interest.

ClearBridge gathers benchmark data from our peer group, which the Compensation Committee considers among other factors (e.g., individual performance and potential, job responsibilities, historical compensation levels, etc.) in assessing and determining total compensation opportunities for the NEOs. Our selected peer group is generally comprised of specialty retailers, selected based on companies with revenue in the range of 0.5x and 2x the Company’s revenue in fiscal 2017, when this peer group was formulated with an additional reference to enterprise value. The specific companies included in our fiscal 2019 peer group are listed below:

Abercrombie & Fitch	Bed Bath & Beyond	Kohl’s	O’Reilly Automotive

Advance Auto Parts	Dick’s Sporting Goods	L Brands	Ross Stores

AutoZone	Foot Locker	Nordstrom	Tiffany & Co.

Barnes & Noble	Gap	Office Depot	Williams-Sonoma

In recognition of the changes in the company’s circumstances and size, in September 2019, the Compensation Committee, with the assistance of ClearBridge, reviewed the fiscal 2019 peer group to ensure its continued relevance (using the criteria described above). Based on this review, the peer group was recalibrated to be aligned with GameStop’s size and ensure the Company is not benchmarking to an aspirational peer group; the peer group, as revised for fiscal 2020, is as follows:

Abercrombie & Fitch	Ascena Retail Group	Bed Bath & Beyond	Designer Brands

Dick’s Sporting Goods	Foot Locker	Gap	Nordstrom

Office Depot	Signet Jewelers	The Michaels Companies	Urban Outfitters

Williams-Sonoma

2020 Proxy Statement ï 37

Key Elements of Compensation

The Company’s policies with respect to each of the key elements of NEO compensation are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee also considers and reviews the full compensation package afforded by the Company to its executive officers, including insurance and other benefits. See below for details on the Company’s 2019 compensation program.

Base Salaries

In determining base salaries or adjustments to base salaries for NEOs in fiscal 2019, the Compensation Committee considered, among other things, the executive’s pre-existing salary level, any changes in the executive’s responsibilities, the results of benchmarking against our peer group, and the recommendations received from its independent compensation consultant. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other companies of comparable size, growth and operations.

The annualized base salaries for the NEOs for fiscal 2019 are shown below (together with fiscal 2018 salaries, for purposes of comparison):

	Annualized Base Salary

Named Executive Officer	Fiscal 2018	Fiscal 2019

George E. Sherman	n/a	$1,100,000

James A. Bell	n/a	$700,000

Frank M. Hamlin	n/a(1)	$550,000(1)

Chris R. Homeister	n/a	$700,000

Daniel J. Kaufman	$750,000	$750,000

Shane Kim	$1,500,000	$1,500,000

Robert A. Lloyd	$900,000	$900,000

Troy W. Crawford	$500,000	$517,500

(1)

Mr. Hamlin was not serving as a NEO in fiscal 2018, so his base salary is not shown for that year. For fiscal 2019, Mr. Hamlin’s base salary was initially $442,000, but increased to $550,000 in connection with his promotion to the role of Executive Vice President, Chief Customer Officer.

Short-Term Incentives

The Company maintains a performance-based annual cash STI program to motivate management to drive performance over annual periods. Each NEO’s employment agreement establishes a target STI amount, expressed as a percentage of his base salary (except in the case of Mr. Kim, who neither had an employment agreement nor participated in our STI program during his service as our Interim Chief Executive Officer). Such target STI amounts may be updated by our Compensation Committee from time to time, based on (among other things) changes in the executive’s responsibilities, the results of benchmarking against our peer group and recommendations received from its independent compensation consultant.

Target STI opportunities for fiscal 2019 for our NEOs were as follows (and were unchanged from fiscal 2018 for each NEO who was also an NEO in that year):

Named Executive Officer	Percentage of Base Salary

George E. Sherman	150%

James A. Bell	100%(1)

Frank M. Hamlin	100%(2)

Chris R. Homeister	100%(1)

Daniel J. Kaufman	100%

Shane Kim	n/a(3)

Robert A. Lloyd	125%

Troy W. Crawford	75%

(1)	Because they commenced employment following Q1, Mr. Bell and Mr. Homeister’s actual STI targets were pro-rated for fiscal 2019.

38 ï 2020 Proxy Statement

(2)

This amount reflects Mr. Hamlin’s target STI opportunity for periods following his promotion. Because his promotion took place during fiscal 2019, his actual STI target for fiscal 2019 was determined as the weighted average of his pre- and post-promotion target amounts. This resulted in a fiscal 2019 STI target for him of $477,566.

(3)	Mr. Kim was not eligible to participate in our fiscal 2019 STI program.

Our fiscal 2019 STI program was entirely performance-based and included four performance components: three components based on objective financial measures, and one component based on the completion of a strategic management objective. The four components, as well as the payout scales and weighting for each component, are shown in the table below. These components were selected in order to motivate our executives to focus on achievement of our key short-term financial criteria, specifically emphasizing profitable growth and prudent cash management, while also placing emphasis on specific strategic initiatives intended to support the Company’s short- and long-term business outlook. Straight-line interpolation was applied for performance between the stated performance intervals. Actual performance was assessed and certified by the Compensation Committee, with the resulting actual payout (as a percentage of target) also shown in the table below.

Performance Measure	Performance Scale	Payout Percentage at this Performance	Actual Fiscal 2019 Performance	Payout % Earned	Weighting	Weighted Payout % for Component

Operating Income*	<$177m	0%	$73.3m	0%	50%	0%
	$177m	50% (threshold)
	$253m	100% (target)
	$290m or more	200% (maximum)

G&A Cost Savings vs. Fiscal 2018 Baseline	<$15m	0%	$44.7m	196%	16.67%(1)	32.67%
	$15m	50% (threshold)
	$30m	100% (target)
	$45m	200% (maximum)

Free Cash Flow**	<$180m	0%	$(77.6)m	0%	16.67%(1)	0%
	$180m	50% (threshold)
	$240m	100% (target)
	$300m	200% (maximum)

Successful completion of Tulsa Gaming Entertainment Center Test	This performance component is binary. It could have been achieved only at 0% or 100%.		Successfully completed	100%	16.67%(1)	16.67%

		Total STI Achievement (as a percent of Target)				49.33%

(1)

The design of the fiscal 2019 STI program provided that if the Tulsa Gaming Entertainment Center Test was successfully completed and G&A Cost Savings and Free Cash Flow were each achieved at or above Target, then the Tulsa Gaming Entertainment Center Test would have been afforded no weight and the weightings of G&A Cost Savings and Free Cash Flow would have each been increased from 16.67% to 25%. This feature of the fiscal 2019 STI program was not implicated based on actual fiscal 2019 performance outcomes.

*

2019 operating income ($73.3 million) used in computing performance under the fiscal 2019 STI program reflects an aggregate $11.0 million of positive adjustments to 2019 adjusted operating income ($62.3 million), as presented in Annex I, all of which adjustments were approved by the Compensation Committee. See Annex I for additional information on 2019 adjusted operating income, including a reconciliation to its most comparable financial measure computed in accordance with GAAP.

**	See Annex I for additional information on 2019 Free Cash Flow as used by the Compensation Committee for this purpose.

2020 Proxy Statement ï 39

Based on a total STI achievement of 49.33% of target, the following STI payouts were earned by and paid to our NEOs for fiscal 2019:

Named Executive Officer	STI Payout

George E. Sherman	$814,016

James A. Bell	$231,492	(1)

Frank M. Hamlin	$235,604	(2)

Chris R. Homeister	$224,851	(1)

Daniel J. Kaufman	$370,007

(1)	Because employment commenced after the end of Q1, STI was pro-rated for the portion of fiscal 2019 actually worked.

(2)	Due to mid-year promotion, STI Payout is based on a weighted-average target opportunity of $477,566.

No fiscal 2019 STI was earned by or paid to Mr. Lloyd or Mr. Crawford due to the cessation of their employment prior to the end of the fiscal year.

Long-Term Incentive Awards

2019 Long-Term Incentive Awards

The Compensation Committee determines the terms of long-term incentive awards granted to each NEO. In determining the size of these awards, the Compensation Committee considers, among other things, each NEO’s individual contributions (and/or potential to contribute) to the Company and advice from its independent compensation consultant regarding levels of long-term incentive awards and total compensation for similar positions within the Company’s peer group.

In April 2019, in connection with his appointment as Chief Executive Officer, Mr. Sherman was granted a one-time “make whole” equity award with an intended grant date value (at the target-level of performance) of $6,000,000 and a 2019 annual equity award with an intended grant date value (at the target-level of performance) of $4,500,000. Each of these awards consist of 50% time-vested restricted stock and 50% performance-based restricted stock.

The one-time “make whole” grant to Mr. Sherman was granted solely to offset compensation forfeited at his prior employer, and as an inducement to accept the position of Chief Executive Officer. This award is not intended to reflect his ongoing target compensation opportunity, and therefore will not be granted again in future years. Additionally, 50% of the award was granted as performance shares tied to the same performance goals as other fiscal 2019 NEO LTI grants, as discussed further below.

In June 2019, in connection with his promotion to the role of Chief Customer Officer, Mr. Hamlin was granted a 2019 annual equity award with an intended grant date value (at the target-level of performance) of $1,000,000. This award consists of 50% time-vested restricted stock and 50% performance-based restricted stock.

In July 2019, in connection with their appointments as Chief Financial Officer and Chief Merchandising Officer, respectively, Mr. Bell and Mr. Homeister were each granted 2019 annual equity awards with an intended grant date value (at the target-level of performance) of $1,300,000. Each of these awards consists of 50% time-vested restricted stock and 50% performance-based restricted stock.

In May 2019, we granted fiscal 2019 long-term incentive awards to Mr. Crawford, Mr. Kaufman and Mr. Lloyd with intended grant date values (at the target-level of performance) of $510,000, $1,500,000 and $2,475,000, respectively. These LTI Awards were comprised of 50% time-based restricted stock and 50% performance-based restricted stock for Messrs. Kaufman and Lloyd, and 50% time-based restricted stock and 50% time-based cash for Mr. Crawford.

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The time-based restricted stock awards and time-based cash awards described above are subject to a three-year ratable vesting. The performance-based restricted stock awards described above were subject to vesting based on cumulative operating income performance during fiscal 2019 and 2020. Any shares earned would then generally be subject to one additional year of time-based vesting following the end of the performance period (other than for those who are retirement eligible), to help encourage executive retention. The performance scale applicable to these awards is shown below (with outcomes for performance between the stated intervals determined by straight line interpolation):

Cumulative Operating income (Fiscal 2019 and Fiscal 2020)	Percentage of Target Award Earned

<70% of Target Amount	0%

70% of Target Amount (Threshold)	50%

100% of Target Amount	100%

115% of Target or more (Maximum)	200%

These long term incentive awards are summarized below:

Named Executive Officer	Time-Based Restricted Stock (# of shares)	Performance- Based Restricted Stock (# of shares)	Total Shares of Restricted Stock Awarded	Time-Based Cash	Intended Grant Date Value (1)

George E. Sherman (2)	335,571	335,570	671,141	$—	$6,000,000

George E. Sherman	251,678	251,678	503,356	$—	$4,500,000

James A. Bell	119,048	119,048	238,096	$—	$1,300,000

Frank M. Hamlin	91,308	91,308	182,616	$—	$1,000,000

Chris R. Homeister	119,048	119,048	238,096	$—	$1,300,000

Daniel J. Kaufman	85,140	85,140	170,280	$—	$1,500,000

Robert A. Lloyd (3)	140,490	140,490	280,980	$—	$2,475,000

Troy W. Crawford (3)	28,950	—	28,950	$255,000	$510,000

(1)

The intended grant date value shown in the table above may differ slightly from the grant date fair value calculated for financial accounting purposes (and therefore the amount shown in the Summary Compensation Table, below) because for all awards granted during or after May 2019 the number of shares subject to each executive’s equity award was determined by dividing the intended grant date value (or the applicable portion thereof) by the average closing price of our common stock for the five business days preceding the grant date, whereas the grant date fair value for accounting purposes is determined based on the closing price of our common stock on the grant date. Our Compensation Committee decided to use the trailing five day average to determine equity award amounts in fiscal 2019 to smooth the impact of short-term volatility in our stock price on award sizes.

(2)

As noted above, this was a one-time “make whole” grant to offset compensation forfeited at his prior employer. This award is not intended to reflect a portion of his ongoing target compensation opportunity and will not be granted again in future years.

(3)	Mr. Crawford and Mr. Lloyd’s fiscal 2019 LTI awards were forfeited upon their cessations of employment with the Company.

The service requirements otherwise applicable to these awards are waived in certain scenarios; see “Other Considerations—Retirement Policy” and “Employment Agreements and Severance/Change in Control Benefits” elsewhere in this Proxy Statement. However, for Messrs. Crawford, Hamlin and Lloyd, the terms of the 2019 LTI awards expressly overrode for one year the provisions of their employment agreements that could otherwise trigger the accelerated vesting of those awards upon certain severance events. As a result, as noted above, Messrs. Crawford and Lloyd’s fiscal 2019 LTI awards were entirely forfeited upon their cessations of employment.

2020 Proxy Statement ï 41

Outcomes for 2018 Long-Term Incentive Awards

A portion of the fiscal 2018 restricted stock awards was subject to vesting based on the achievement of a pre-determined cumulative fiscal 2018 and 2019 consolidated operating income target. These awards are subject to one additional year of time-based vesting following the end of the performance period to provide for additional retention of NEOs (other than for those who are retirement eligible). These performance-based restricted stock awards were subject to the performance scale shown below (with outcomes for performance between the stated intervals determined by straight line interpolation):

Cumulative Operating income (Fiscal 2018 and Fiscal 2019)	Percentage of Target Award Earned

<$675m	0%

$675m (Threshold)	50%

$787.5m	75%

$900m (Target)	100%

$990m	125%

$1,125m (Maximum)	200%

The Company’s actual cumulative operating income for fiscal 2018 and fiscal 2019 was $393.6 million. Cumulative operating income for fiscal 2018 and fiscal 2019 used in computing performance under the fiscal 2018 restricted stock awards was $486.0 million and reflects an aggregate of $92.4 million of positive adjustments to cumulative 2018 and 2019 Adjusted operating income, as presented in Annex I, all of which adjustments were approved by the Compensation Committee. This amount was below the threshold level of performance, and accordingly, all of these performance-based restricted stock awards were forfeited as of the end of fiscal 2019. See Annex I for additional information on 2019 Adjusted operating income, including a reconciliation to its most comparable financial measure computed in accordance with GAAP.

Retention Program

On May 31, 2018, in the wake of the untimely death of our former CEO, the Board approved a one-time, special cash retention program to encourage the retention of select key employees of the Company who serve in positions of critical financial, strategic, and/or operational importance. Messrs. Lloyd, Kaufman, Hamlin and Crawford participate in the retention program. Pursuant to the program, they would each become entitled to payment of 50% of their award amounts on each of May 31, 2019 and May 31, 2020, provided in each case they remain in service through that date. These awards would vest and be paid on an accelerated basis in the event of a termination without cause or resignation with good reason (in each case, as defined in the applicable Executive Employment Agreement) prior to the otherwise applicable payment date, provided the executive executes a release. Messrs. Lloyd, Kaufman, Crawford and Hamlin were granted retention awards as follows:

Named Executive Officer	Retention Award Amount

Robert A. Lloyd	$2,000,000

Daniel J. Kaufman	$2,000,000

Troy W. Crawford	$1,000,000

Frank M. Hamlin	$850,000

The vesting and payout of the second installment of Mr. Lloyd’s and Mr. Crawford’s retention awards accelerated in connection with their cessations of employment in accordance with the terms of the retention program.

2020 Compensation Program

Provided below is a summary of key compensation decisions made in fiscal 2020.

Fiscal 2020 Salaries and STI Opportunities

In setting the base salaries and Target STI percentages of the executive officers for fiscal 2020, the Compensation Committee considered, among other things, the Company’s financial performance during fiscal 2019, projections for fiscal 2020, the responsibilities of our executive officers, the results of the benchmarking against our peer group, and recommendations received from its independent compensation consultant.

42 ï 2020 Proxy Statement

Annual base salaries and Target STI percentages for our NEOs are unchanged for fiscal 2020 and are summarized below:

Name	Title	Annual Base Salary	Target STI Percentage of Annual Base Salary

George E. Sherman	Chief Executive Officer	$1,100,000	150%

James A. Bell	Executive Vice President, Chief Financial Officer	$700,000	100%

Frank M. Hamlin	Executive Vice President, Chief Customer Officer	$550,000	100%

Chris R. Homeister	Executive Vice President, Chief Merchandising Officer	$700,000	100%

Daniel J. Kaufman	Executive Vice President, Chief Transformation Officer	$750,000	100%

Employment Agreements and Severance/Change in Control Benefits

The Company has entered into employment agreements with each of the NEOs (“Employment Agreements”) other than Mr. Kim. The term of each of the Employment Agreements is “at will” and may be terminated by the Company or executive at any time, and each executive is restricted from competing with the Company for two years after termination of employment regardless of the reason for the termination.

Under the terms of the Employment Agreements, each executive shall be entitled to all benefits afforded to management personnel or as determined by the Board, including, but not limited to, insurance programs, vacation, sick leave and 401(k) benefits.

Upon an executive’s termination of employment without cause or by the executive with good reason, the executive, subject to an effective release, would receive an amount equal to two times (A) the executive’s base salary plus (B) the executive’s target bonus. Such amount would be paid in a lump sum. If such termination occurred within 18 months following a change in control (as defined in the Employment Agreements) the “two” would be replaced by “two and one-half” (three in the case of the Chief Executive Officer). The executive would also receive continuation of medical benefits for up to 18 months. Additionally, any time-based equity grants made to the executive would become fully vested. Any performance-based equity grants made to the executive will remain outstanding and will vest, if at all, based on actual performance through the end of the applicable performance period.

If the executive’s employment with the Company is terminated due to death or disability, then the same treatment with respect to equity would apply; provided that if the executive’s employment terminates due to death, all performance-based equity grants will vest and be paid at the target level. Any options held by the executive will generally remain outstanding until the earlier of the original stated expiration date of the option, one year from the date of termination or any accelerated expiration date of the options provided under the applicable incentive plan, (such as upon a change of control), with the exception of Mr. Kaufman whose options would not be extended.

The triggering events which would result in the payment of the severance amounts described above were selected because they provide employees with a guaranteed level of financial protection upon loss of employment and are considered competitive with severance provisions being offered currently in the market. The estimated payments upon a hypothetical termination for each of the NEOs as of the end of fiscal 2019 (and the actual payments, in the case of Messrs. Lloyd and Crawford) are detailed in “Employment Agreements and Potential Payments upon Termination or Change in Control” below.

On May 8, 2019, the Company and Mr. Kaufman agreed that he would step down from the roles of Chief Legal and Administrative Officer and Corporate Secretary and assume the role of Chief Transformation Officer (“CTO”). In connection with these changes in his role, the Company and Mr. Kaufman entered into an amendment to his Employment Agreement reflecting his new title and providing that: (i) upon a severance event during the 2020 fiscal year, Mr. Kaufman will be eligible for a pro-rata annual bonus based on actual performance in that year; and (ii) any severance benefits payable to Mr. Kaufman will be conditioned on his execution of a release of claims. The CTO position is a not a permanent role and it is not expected that Mr. Kaufman will have the opportunity to resume his former duties or be offered another senior executive position upon conclusion of the CTO assignment. Therefore, in consideration for Mr. Kaufman’s agreement to accept the CTO position and waive his right to resign with Good Reason as a result of the reassignment of his former duties, the Company has agreed that if Mr. Kaufman remains in service with the Company through June 1, 2020, a resignation from employment by Mr. Kaufman during June 2020 will be treated as a resignation with Good Reason.

2020 Proxy Statement ï 43

Other Considerations

Stock Ownership

The Company has adopted a stock ownership policy which requires its NEOs and non-employee directors to be stockholders in the Company. The Compensation Committee believes that ownership of stock of the Company that is material to the income of the individuals involved provides an appropriate incentive to such officers and non-employee directors and aligns their interests with the interests of the Company’s stockholders. For a description of the stock ownership policy, see “Corporate Governance—Equity Ownership Policy” above.

Claw-back of Awards

The Company has adopted a formal claw-back policy to recover past compensation awards from executive officers in the event of fraud or a restatement. For a description of the claw-back policy, see “Corporate Governance—Claw-back Policy” above.

Anti-Hedging

The Company has adopted a formal anti-hedging policy prohibiting its employees and non-employee directors from entering into any form of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments to protect against a loss in value of common stock. For a description of the anti-hedging policy, see “Corporate Governance—Anti-Hedging Policy” above.

Retirement Policy

The Company maintains a retirement policy for its employees (including NEOs) which provides for accelerated vesting of annual incentive awards under certain circumstances (the “Retirement Policy”). Employees who attain a minimum age of 55, complete a minimum period of service with the Company and its affiliates of 10 years and whose age plus years of service equal or exceed 70 are considered “retirement eligible” under the Retirement Policy. The purpose of the Retirement Policy is to encourage and reward loyalty and long service. The Retirement Policy is administered by the Compensation Committee and will generally not apply to the stock awards of any employee whose employment is terminated “for cause.”

To be subject to the Retirement Policy, an award held by a retirement eligible grantee must be outstanding for six months (or 12 months, in the case of awards made in 2019). Once an award is subject to the Retirement Policy, any otherwise applicable service-based risk of forfeiture is waived, although shares subject to the award will generally remain non-transferable until the earlier of retirement or the otherwise applicable vesting date. Performance-based awards remain outstanding and subject to the applicable performance conditions following retirement. The exercise period for stock options is generally extended until the first anniversary of retirement.

Mr. Lloyd was “retirement eligible” under the Retirement Policy prior to the cessation of his employment. Mr. Kaufman is the only active NEO who is “retirement eligible” under the Retirement Policy.

Retirement Benefits

Each of the Company’s executive officers is entitled to participate in the Company’s defined contribution 401(k) plan on the same basis as all other eligible employees. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Service (“IRS”), the contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($19,000 pre-tax and $6,000 catch-up for 2019). Our executive officers are subject to these limitations and therefore the Company does not consider its retirement benefits to be a material portion of the compensation program for our executive officers.

Life Insurance

In 2012, we established an executive life insurance program for our key executives, including Messrs. Hamlin, Kaufman, Crawford and Lloyd. The death benefit payable under this program was two times the executive’s base salary in effect at the time the executive commenced participation in the program. Participating executives become “vested” under the program upon the earlier of (i) their participation in the program for 10 years, or (ii) their attainment of age 65. If a vested executive terminated employment prior to attaining age 65, the executive could then elect to receive from the Company an assignment of their policy. If a vested executive terminated employment after attaining age 65 but prior to participating in the program for 10 years, the Company would continue to pay premiums on their policy through the tenth anniversary of the executive’s participation and the executive could then elect to receive an assignment of their policy. In either case, before the executive assumed the policy, the Company would withdraw from the policy its full cash value. None of the participating NEOs were vested under the program and the program was discontinued effective December 31, 2019.

44 ï 2020 Proxy Statement

Following the discontinuation of the executive life insurance program, all our active NEOs continued to participate in our standard salaried employee group term life insurance program, but had their death benefits under that program increased to two times the employee’s base salary, up to a maximum death benefit of $1,500,000.

Dividends

Under the terms of our LTI award agreements, dividends on unvested shares are accrued and will only be paid upon vesting of the underlying shares. If above-target performance results in a NEO earning an above-target number of shares from performance-based awards, the NEO will also receive a dividend equivalent credit equal to the dividends that would have been paid on the additional earned shares had those shares been issued on the original grant date of the performance-based award. Those dividend equivalent credits will be paid only if and when the underlying shares vest (generally, upon satisfaction of time-based service criteria following the end of the applicable performance period or in the event of accelerated vesting due to death, disability or retirement eligibility).

Benefits and Perquisites

The Company maintains traditional health and welfare benefit plans, which are generally offered to all employees (subject to basic plan eligibility requirements) and are consistent with the types of benefits offered by other similar corporations. In addition to these traditional benefits, the Company offered in fiscal 2019 certain executive level perquisites to key executives, including all NEOs, which are designed to be competitive with the compensation practices of similar corporations, including disability insurance commensurate with executive salaries, third-party financial planning services, reimbursement of certain otherwise uninsured medical expenses and annual physical examinations.

During and prior to fiscal 2019, the Company provided reimbursements to the NEOs to cover the income taxes associated with their company-paid life and disability insurance premiums, financial planning assistance, medical expense reimbursements and annual physical examinations. However, this tax reimbursement was discontinued at the end of fiscal 2019.

The NEOs are eligible to use the Company plane for personal use. However, no NEO used the plane for personal use in fiscal 2019.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with members of the Company’s management. Based on such review and discussions and relying thereon, we have recommended to the Board that the Compensation Discussion and Analysis set forth above be included in the Company’s 2019 Annual Report on Form 10-K and in this Proxy Statement.

Compensation Committee

Thomas N. Kelly Jr., Chair

Steven R. Koonin

Lawrence S. Zilavy

Lizabeth Dunn

James Symancyk

2020 Proxy Statement ï 45

Summary Compensation Table

The following table (the “Summary Compensation Table”) sets forth the compensation earned during the fiscal years indicated by our NEOs. The titles shown in the following table reflect the executives’ roles as of the last day of fiscal 2019.

Name and Principal Position	Year	Salary	Bonus (6)	Stock Awards (7)	Non-Equity Incentive Plan Compensation	All Other Compensation (8)	Total

George E. Sherman(1) (2)	2019	$846,154	$150,000	$10,500,003	$814,016	$90,204	$12,400,377

Chief Executive Officer

James A. Bell(1)	2019	444,909	50,000	1,276,194	231,492	74,917	2,027,512

Chief Financial Officer

Frank M. Hamlin(1)	2019	507,923	595,000	1,028,128	235,604	48,626	2,415,281

Executive Vice President, Chief Customer Officer

Chris R. Homeister(1)	2019	430,769	50,000	1,276,194	224,851	60,646	2,042,460

Executive Vice President, Chief Merchandising Officer

Daniel J. Kaufman	2019	750,000	1,000,000	1,450,786	370,007	71,398	3,642,191

Executive Vice President, Chief Transformation Officer	2018	693,671	375,000	1,125,406	497,000	72,471	2,763,548

Shane S. Kim(3)	2019	350,506	—	—	—	—	350,506

Former Interim Chief Executive Officer	2018	1,021,795	25,000	1,500,013	—	33,165	2,579,973

Robert A. Lloyd(4)	2019	408,461	1,000,000	2,393,950	—	5,134,925	8,937,336

Former Chief Operating Officer and Chief Financial Officer	2018	831,681	—	2,221,893	742,246	82,793	3,878,613
	2017	709,000	—	1,512,250	319,050	92,471	2,632,771

Troy W. Crawford(5)	2019	445,144	795,000	246,654	—	2,414,557	3,901,355

Former Senior Vice President, Chief Accounting Officer	2018	467,492	255,000	375,135	345,000	52,783	1,495,410

(1)

Messrs. Sherman, Bell and Homeister were appointed to their respective roles with the Company during fiscal 2019 and were not previously employed by the Company. Mr. Hamlin became a named executive officer during fiscal 2019, therefore, his compensation is not disclosed for years prior to fiscal 2019.

(2)

Mr. Sherman’s stock awards include a “make whole” restricted stock award with a grant date fair value of $6,000,000. This award was granted to offset compensation forfeited to Mr. Sherman’s former employer upon his employment by us. See “Compensation Discussion and Analysis—Key Elements of Compensation—Long-Term Incentive Awards” for further information.

(3)

Mr. Kim served as both a director and the Company’s Interim Chief Executive Officer from May 31, 2018 to April 15, 2019 and retired from the Board on June 25, 2019, the date of the 2019 annual meeting. The amount shown in the table above reflects only Mr. Kim’s fiscal 2019 compensation while serving as our interim Chief Executive Officer. During this period, Mr. Kim received no separate compensation for his service as a director. Following the end of his service as our interim Chief Executive Officer and prior to his retirement from the Board, Mr. Kim receive a ratable portion of the cash retainer payable to our non-employee directors generally. That compensation is shown in the table under the heading “Director Compensation.”

(4)

Mr. Lloyd’s employment with us ceased effective June 3, 2019. Mr. Lloyd forfeited all of his fiscal 2019 stock awards as a result of the cessation of employment. See “Separation of Messrs. Lloyd and Crawford” below for more details.

(5)

Mr. Crawford’s employment with us ceased effective October 28, 2019. Mr. Crawford forfeited all of his fiscal 2019 long-term incentive awards as a result of the cessation of his employment. See “Separation of Messrs. Lloyd and Crawford” below for more details.

(6)

The bonus amounts reflected for Messrs. Sherman, Bell and Homeister relate to their relocation to Grapevine, Texas to serve in their roles. The bonus amounts reflected for Messrs. Hamlin and Crawford include: (i) $425,000 and $500,000, respectively, of cash retention awards vesting in the ordinary course of fiscal 2019 and (ii) $170,000 and $295,000, respectively, of cash long-term incentive awards vesting in the ordinary course in fiscal 2019. The bonus amounts reflected for each of Messrs. Lloyd and Kaufman reflect cash retention awards vesting in the ordinary course in fiscal 2019.

(7)

Reflects the grant date fair value for the designated fiscal years for the restricted stock awards in accordance with ASC 718 based on the common stock price on the date of grant. The assumptions used by the Company in calculating the grant date fair value are incorporated herein by reference to Note 13 to the Company’s consolidated financial statements in its Annual Report on Form 10-K, filed March 27, 2020. For the fiscal 2019 LTI awards, for Messrs. Sherman, Bell, Hamlin, Homeister, Kaufman and Lloyd, 50% of the stock awards include performance-based restricted shares. If these performance-based awards are earned at the maximum of 200% of the target award, then the grant date fair market value of the performance-based shares would be as follows: Mr. Sherman—$10,500,003; Mr. Bell—$1,276,194; Mr. Hamlin—$1,028,128; Mr. Homeister—$1,276,195; Mr. Kaufman—$1,450,786; and Mr. Lloyd—$2,393,950. Mr. Crawford’s fiscal 2019 LTI award did not include any performance-based restricted shares.

46 ï 2020 Proxy Statement

(8)	The amounts reported in the “All Other Compensation” column for 2019 represent the sum of the items shown in the table below:

Name	401(k) Matching Contributions	Executive Life Insurance (1)	Executive Long- term Disability Insurance (1)	Third Party Financial Planning Services (1)	Medical Expenses Reimbursements (1)(2)	Relocation Benefits (3)	Severance Payments (4)	Total ($)

George E. Sherman	$—	$125	$28,499	$—	$13,611	$47,969	$—	$90,204

James A. Bell	—	96	12,955	10,939	10,440	40,487	—	74,917

Frank M. Hamlin	11,585	2,284	4,702	10,939	19,116	—	—	48,626

Chris R. Homeister	—	89	11,023	10,939	10,440	28,155	—	60,646

Daniel J. Kaufman	8,077	12,502	15,525	15,424	19,870	—	—	71,398

Robert A. Lloyd	8,777	11,184	—	—	17,606	—	5,097,358	5,134,925

Troy W. Crawford	9,662	3,218	6,392	13,644	17,606	—	2,364,035	2,414,557

(1)	Includes reimbursements to cover the additional income taxes associated with these perquisites.

(2)	Represents Company contributions to our medical expense reimbursement plan.

(3)	Relocation expenses reimbursed in accordance with the Company’s relocation policy.

(4)

During fiscal 2019, Messrs. Lloyd and Crawford ceased employment with the Company. These amounts represent the base, bonus, continuing group health benefit components of Messrs. Lloyd and Crawford’s severance payments, the accelerated vesting of Mr. Crawford’s LTI cash awards and the final installment of Messrs. Lloyd and Crawford’s retention payments. No amount is shown in respect of the accelerated vesting of equity awards, as the value of equity awards is generally reflected in the Summary Compensation Table in the year of grant, regardless of when vested. The accelerated equity awards are described below, however, under the heading “Separation of Messrs. Lloyd and Crawford.”

2020 Proxy Statement ï 47

Grants of Plan-Based Awards in Fiscal 2019

The following table shows all grants of plan-based awards, which consisted of grants of time-based and performance-based restricted shares of our common stock and grants of annual performance-based bonuses under the amended 2011 Incentive Plan, the 2019 Incentive Plan and inducement awards, granted to the NEOs for fiscal 2019. Mr. Kim did not receive any fiscal 2019 plan-based awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	Grant Date
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#)(3)	Fair Value of Stock Awards ($)(4)

George E. Sherman	4/15/2019		$137,500	$1,650,000	$3,300,000

	4/15/2019					125,839	251,678	503,356		$2,250,001

	4/15/2019								251,678	$2,250,001

	4/15/2019	(5)				167,785	335,570	671,140		$2,999,996

	4/15/2019	(5)							335,571	$3,000,005

James A. Bell	7/1/2019		$39,103	$469,231	$938,462

	7/1/2019					59,524	119,048	238,096		$638,097

	7/1/2019								119,048	$638,097

Frank M. Hamlin	5/9/2019	(6)							28,950	$246,654

	6/14/2019		$39,797	$477,566	$955,132

	6/14/2019					45,654	91,308	182,616		$514,064

	6/14/2019								91,308	$514,064

Chris R. Homeister	7/1/2019		$37,981	$455,769	$911,538

	7/1/2019					59,524	119,048	238,096		$638,097

	7/1/2019								119,048	$638,097

Daniel J. Kaufman	5/9/2019		$62,500	$750,000	$1,500,000

	5/9/2019					42,570	85,140	170,280		$725,393

	5/9/2019								85,140	$725,393

Robert A. Lloyd (7)	5/9/2019		$93,750	$1,125,000	$2,250,000

	5/9/2019					70,245	140,490	280,980		$1,196,975

	5/9/2019								140,490	$1,196,975

Troy W. Crawford (7)	5/9/2019		$32,344	$388,125	$776,250

	5/9/2019								28,950	$246,654

(1)	The bonus targets for Messrs. Bell, Hamlin and Homeister are based upon a pro-rata or weighted average percentage of their target bonus amounts for the year.

(2)

Equity Incentive Plan Awards for Messrs. Sherman, Bell and Homeister were granted as non-plan inducement awards, as described in NYSE Listing Rule 303A.08. Equity Incentive Plan Awards for Messrs. Hamlin, Kaufman, Lloyd and Crawford were granted under our stockholder-approved equity plans. For additional information on the grant, refer to the discussion under “Long-term Incentive Awards” in the Compensation Discussion and Analysis above.

(3)

Other Stock Awards consist of restricted shares of common stock subject primarily to time-based vesting. Other Stock Awards for Messrs. Sherman, Bell and Homeister were granted as non-plan inducement awards, as described in NYSE Listing Rule 303A.08. Other Stock Awards for Messrs. Hamlin, Kaufman, Lloyd and Crawford were granted under our stockholder-approved equity plans. For additional information on the grant, refer to the discussion under “Long-term Incentive Awards” in the Compensation Discussion and Analysis above.

(4)

The grant date fair value of each equity award was computed in accordance with ASC 718 based on the closing price of common stock on the grant date. For the restricted stock subject to performance measures, the grant date fair value was determined based on the vesting of the target number of shares, which the Company believed to be the probable outcome to be achieved under the grants as of the date of the grant.

(5)

Reflects “make whole” equity awards granted in connection with Mr. Sherman’s appointment as CEO of the Company, effective April 2019. See “Compensation Discussion and Analysis—Key Elements of Compensation—Long-Term Incentive Awards” for further information.

(6)	Equity awards granted to Mr. Hamlin on May 9, 2019 were forfeited and replaced by equity awards granted on June 14, 2019 in light of his promotion.

(7)	The awards granted to Messrs. Lloyd and Crawford were forfeited as they ceased employment with the company during fiscal 2019.

48 ï 2020 Proxy Statement

Outstanding Equity Awards at Fiscal 2019 Year-End

The following table provides information for the executive officers named in the Summary Compensation Table, excluding Messrs. Kim and Crawford, regarding outstanding equity awards held as of February 1, 2020 by those executive officers. The year-end values in the table for the market value of shares that have not vested have been calculated based on the $3.84 per share closing price of common stock on January 31, 2020 (the last trading date of the fiscal year).

			Option Awards			Stock Awards

Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#) (2) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

George E. Sherman	4/15/2019					251,678	$966,444	125,839	$483,222

	4/15/2019	(5)				335,571	$1,288,593	167,785	$644,294

James A. Bell	7/1/2019					119,048	$457,144	59,524	$228,572

Frank M. Hamlin	6/14/2019					91,308	$350,623	45,654	$175,311

Chris R. Homeister	7/1/2019					119,048	$457,144	59,524	$228,572

Daniel J. Kaufman	5/9/2019					85,140	$326,938	42,570	$163,469

Robert A. Lloyd	3/7/2014		33,960	$38.52	7/3/2020

	2/22/2013		19,700	$24.82	7/3/2020

(1)

The options reflected herein were granted under the 2011 Incentive Plan, as amended, and vested and became exercisable in equal annual increments over a three-year period following the grant date. The options expire one year after the date of termination.

(2)

Represents unvested restricted shares outstanding as of February 1, 2020 which will vest based upon continued service to the Company. The shares outstanding as of the end of fiscal 2019 are comprised of time-based awards of restricted shares that vest on an annual basis over a three-year period, subject to acceleration upon certain termination events. See “Employment Agreements and Potential Payments upon Termination or Change in Control” below for more details.

(3)

This column excludes 11,914 share awards for Mr. Kaufman that were granted on March 3, 2017 and February 23, 2018 and that on or prior to February 1, 2020 became vested for tax purposes on an accelerated basis in accordance with the Company’s Retirement Policy. Pursuant to the Retirement Policy, such shares will be released from transfer restrictions upon the earlier of the original vesting date or the executive officer’s retirement.

(4)

Represents threshold level of unvested restricted shares outstanding as of February 1, 2020 which will be earned, if at all, based upon the achievement of certain performance targets as well as continued service to the Company. These are performance-based restricted shares granted in fiscal 2019 that are tied to certain operating earnings Targets for fiscal years 2019 and 2020 and will vest, to the extent earned, on the third anniversary of the respective grant date (except in the case of Mr. Kaufman, who is retirement eligible under the terms of our Retirement Policy and will therefore vest in these awards (to the extent earned) immediately at the end of the performance period). For other executives, the service based vesting conditions will accelerate upon certain termination events, but performance conditions will still apply. See “Employment Agreements and Potential Payments upon Termination or Change in Control” below for more details.

(5)	Reflect “make whole” equity awards granted in connection with Mr. Sherman’s appointment as CEO of the Company, effective April 2019.

2020 Proxy Statement ï 49

Stock Vested and Option Exercises

The following table provides information for the executive officers named in the Summary Compensation Table regarding shares acquired upon vesting of stock awards during fiscal 2019 by those executive officers. Messrs. Sherman, Bell, Hamlin and Homeister did not vest in any stock awards during fiscal 2019. Mr. Kaufman did not vest in any stock awards during fiscal 2019, but had 11,914 shares that had previously vested become transferable. The values realized upon vesting in the table have been calculated using the stock price at the time of vesting. No stock options were exercised by our NEOs during fiscal 2019.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)

Shane S. Kim	105,338	$798,462

Robert A. Lloyd	19,020	$137,261

Troy W. Crawford	29,650	$239,772

(1)

The value realized on vesting was our closing stock price on the vesting date multiplied by the number of shares vested. All amounts are shown prior to the surrender of shares, to cover withholding taxes in connection with the vestings.

Pension Plans and Nonqualified Deferred Compensation

The Company does not offer a pension plan; therefore, we have omitted the Pension Benefits Table.

None of the Company’s NEOs in fiscal 2019 participated in the Company’s nonqualified deferred compensation plan; therefore, we have omitted the Nonqualified Deferred Compensation Table.

50 ï 2020 Proxy Statement

Employment Agreements and Potential Payments upon Termination or Change in Control

We have historically maintained employment agreements with our NEOs. See “Employment Agreements and Severance/Change in Control Benefits” above for a description of the terms of these employment agreements. Hypothetical estimates of the amounts that would be owed to the NEOs upon termination or a change in control are presented below, assuming a triggering event took place on February 1, 2020, the last day of the Company’s most recently completed fiscal year. Messrs. Kim, Lloyd and Crawford are excluded from the table below as they were not employed by the Company on the last day of fiscal 2019 (February 1, 2020).

Name	Benefit	Termination Without Cause or With Good Reason	Termination Without Cause or With Good Reason Upon Change In Control	Termination Upon Death	Termination Upon Disability

George E. Sherman	Salary (1)	$2,200,000	$3,300,000	$—	$—

	STI Bonus (2)	3,300,000	4,950,000	—	—

	Medical Benefits (3)	52,529	52,529	—	—

	Accelerated Restricted Stock (4)	2,255,036	2,255,036	4,510,068	2,255,036

	Life Insurance Benefit (7)	—	—	1,500,000	—

	Total	7,807,565	10,557,565	6,010,068	2,255,036

James A. Bell	Salary (1)	$1,400,000	$1,750,000	$—	$—

	STI Bonus (2)	1,400,000	1,750,000	—	—

	Medical Benefits (3)	53,234	53,234

	Accelerated Restricted Stock (4)	457,144	457,144	914,289	457,144

	Life Insurance Benefit (7)	—	—	1,400,000	—

	Total (11)	3,310,378	4,010,378	2,314,289	457,144

Frank M. Hamlin	Salary (1)	$1,100,000	$1,375,000	$—	$—

	STI Bonus (2)	1,100,000	1,375,000	—	—

	Retention Bonus (5)	425,000	425,000	—	—

	Medical Benefits (3)	52,062	52,062	—	—

	Accelerated Restricted Stock (4)	—	—	—	—

	Life Insurance Benefit (7)	—	—	1,100,000	—

	Total (11)	2,677,062	3,227,062	1,100,000	—

Chris R. Homeister	Salary (1)	$1,400,000	$1,750,000	$—	$—

	STI Bonus (2)	1,400,000	1,750,000	—	—

	Medical Benefits (3)	52,490	52,490	—	—

	Accelerated Restricted Stock (4)	457,144	457,144	914,289	457,144

	Life Insurance Benefit (7)	—	—	1,400,000	—

	Total	3,309,634	4,009,634	$2,314,289	$457,144

Daniel J. Kaufman	Salary (1)	$1,500,000	$1,875,000	$—	$—

	STI Bonus (2)	1,500,000	1,875,000	—	—

	Retention Bonus (5)	1,000,000	1,000,000	—	—

	Medical Benefits (3)	50,992	50,992	—	—

	Accelerated Restricted Stock (4) (6)	326,938	326,938	653,875	326,938

	Life Insurance Benefit (7)	—	—	1,500,000	—

	Total	4,377,930	5,127,930	2,153,875	326,938

(1)

Pursuant to the terms of the Employment Agreements, this amount is calculated as two times the NEO’s annual base salary in effect at the time in the event of a termination without cause or with good reason. In the event of a termination without cause or with good reason in connection with a change in control event, this amount is calculated as three times the NEO’s annual base salary in effect at the time in the case of Mr. Sherman, and two and one-half times the NEO’s annual base salary in effect at the time in the case of Messrs. Bell, Hamlin, Homeister and Kaufman. No salary amounts are payable under the Employment Agreements with respect to a termination for cause or without good reason, or a termination upon death or disability of the executive.

(2)

Pursuant to the terms of the Employment Agreements, this amount is calculated as two times the NEO’s annual incentive bonus target in effect at the time in the event of a termination without cause or with good reason. In the event of a termination without cause or with good reason in connection with a change in control event, this amount is calculated as three times the NEO’s annual incentive bonus target in the case of

2020 Proxy Statement ï 51

Mr. Sherman, and two and one-half times the NEO’s annual bonus incentive target in effect at the time in the case of Messrs. Bell, Hamlin, Homeister and Kaufman.

(3)

In the event of a termination without cause or with good reason, or a termination without cause or with good reason in connection with a change in control event, the NEOs are eligible under the Employment Agreements to receive medical benefits until the earlier of the expiration of 18 months following the termination date or the date on which the executive becomes eligible for coverage under another employer’s medical plan. The amounts in the table above reflect the estimated value of medical coverage to each NEO assuming the maximum 18-month coverage period.

(4)

Pursuant to the terms of the Employment Agreements, unvested restricted shares that are subject to vesting based on continued service to the Company will immediately become vested upon termination without cause, termination with good reason, termination due to death or disability of the recipient, and termination without cause or with good reason in connection with the occurrence of a change in control event. Performance-vested awards held immediately prior to one of the above-described termination events and for which the performance period is not yet complete generally will remain outstanding until the end of the performance period and will vest, if at all, based on actual performance through the end of the performance period, except in the case of termination due to death of the recipient, in which case such performance-based awards will vest immediately at the target level. The values reflected in the “Termination Upon Death” column in the table above include the target number of unvested performance-based restricted shares as of the assumed termination date (in this case, February 1, 2020) and the closing stock price of $3.84 on January 31, 2020, the last trading day of fiscal 2019. Under all other termination scenarios outlined above, no value for the unvested performance-based restricted shares is reflected in the table as these awards would remain outstanding and subject to performance conditions until the end of the applicable performance period(s), and the awards’ value is therefore not presently determinable. For information regarding the performance-based restricted share awards outstanding as of February 1, 2020, see above under the heading “Outstanding Equity Awards at Fiscal 2019 Year-End.” No values are shown in the table above with respect to Mr. Hamlin’s fiscal 2019 equity awards because, under the terms of those awards, the above described accelerated vesting provisions only apply on and after June 14, 2020 (the first anniversary of the date of grant of those awards).

(5)

Pursuant to the terms of Retention Agreements entered into on May 31, 2018, Messrs. Hamlin and Kaufman are entitled to the payment of any unvested portion of their retention awards upon a termination without cause. Mr. Kaufman is additionally entitled to the payment of any unvested portion of his retention award upon resignation with good reason.

(6)

For Mr. Kaufman, the amount in each column excludes $45,750 of value attributable to shares that previously became vested for tax purposes but which remain non-transferable pursuant to the Retirement Policy.

(7)	The life insurance death benefit for our NEOs is two times the employee’s base salary, up to a maximum of $1,500,000.

Separation of Messrs. Lloyd and Crawford

Messrs. Lloyd and Crawford ceased employment with the Company on July 3, 2019 and November 30, 2019, respectively. In connection with the cessation of their employment, they received the severance payments and benefits provided for in their respective employment and retention agreements, which are summarized below. Stock values indicated below were calculated based on the closing price of our common stock at the time of vesting. Each of Mr. Lloyd and Crawford executed a general release of claims against the Company and its affiliates as a condition of receiving these payments and benefits.

Mr. Lloyd received $4,050,000 in respect of the base and bonus components of his severance, $1,000,000 as of result of the accelerated vesting of the last installment of his retention award, continuation of group health benefits for up to 18 months valued at $47,358 and accelerated vesting of 12,680 shares of time-based restricted stock valued at $67,331 (plus accrued dividends on those shares totaling $14,455). In addition, 28,812 shares owned by Mr. Lloyd that had previously become vested under the terms of our Retirement Policy were released from transfer restrictions in connection with the cessation of his employment. Additionally, Mr. Lloyd retained his 2018 performance-based restricted stock award, although this award was later forfeited based upon the Company’s actual results through the end of the applicable performance period. Finally, as of the date of his cessation of employment, Mr. Lloyd held vested stock options with respect to 53,660 shares with exercise prices between $24.82 and $38.52 per share. Pursuant to the terms of his employment agreement and our Retirement Policy, the post-termination exercise periods of these options were extended through the first anniversary of the cessation of his employment.

Mr. Crawford received $1,811,250 in respect of the base and bonus components of his severance, $500,000 as a result of the accelerated vesting of the last installment of his retention award, continuation of group health benefits for up to 18 months valued at $52,785, accelerated vesting of 17,345 shares of time-based restricted stock valued at $101,468 (plus accrued dividends on those shares totaling $35,517).

Separation of Mr. Kim

In accordance with his interim CEO agreement, Mr. Kim’s employment ceased on April 15, 2019 and he did not receive any severance or separation benefits in connection with his departure.

52 ï 2020 Proxy Statement

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are disclosing the ratio of the total annual compensation of our CEO to that of our median employee. We identified the median employee among all our employees as of February 1, 2020 (the “determination date”).

We are a global retail company with approximately 14,000 full-time salaried and hourly employees and between 22,000 and 42,000 part-time hourly employees worldwide, depending on the time of year. As of the determination date, Mr. Sherman’s total annualized compensation was $12,654,223. For fiscal 2019, our median employee is a part-time hourly employee in one of our U.S. stores who worked an average of 24 hours per week. The annual compensation of the median employee was $11,129 for fiscal 2019. Based on this information, the ratio of the fiscal 2019 annual total compensation of our CEO to that of our median employee was approximately 1,137 to 1.

Mr. Sherman’s total annualized compensation was determined by annualizing his base salary in effect as of the determination date. Mr. Sherman’s annualized compensation also includes the fiscal 2019 amounts reported under the “bonus”, “stock awards”, “non-equity incentive plans” and “all other compensation” columns for Mr. Sherman in the summary compensation table. It should be noted that Mr. Sherman’s stock awards include a “make whole” restricted stock award with a $6,000,000 grant date fair value that was issued to offset compensation forfeited to his prior employer. This award, 50% of which is subject to performance-based vesting, is not part of Mr. Sherman’s regular annual target compensation opportunity. Nonetheless, the grant date fair value of this “make whole” award is included in Mr. Sherman’s total annualized compensation, in accordance with SEC rules.

In order to identify the median employee in terms of compensation across our global population of 42,000 employees, we utilized total annual earnings from the 2019 calendar year which include, but are not limited to, salary/hourly wages, overtime, bonus and commissions. We used W-2 earnings for the U.S. employee population and the W-2 equivalent earnings for the international employee population. We annualized the compensation for permanent associates who joined the Company after January 1, 2019. Full-time equivalency adjustments were not performed for part-time associates.

We believe our CEO pay ratio is a reasonable estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. The SEC rules do not specify a single methodology in identifying the median employee and in calculating that person’s annual compensation. In addition, the SEC rules do not specify a single methodology in determining the total annual compensation of the CEO to be used in the pay ratio when a company had more than one person that served as CEO during the year. Accordingly, the pay ratio reported by other companies may not be comparable to the Company’s pay ratio disclosed above.

Securities Authorized for Issuance Under Equity Compensation Plans

Information for our equity compensation plans, in effect as of February 1, 2020 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders(1)	186,935	$27.36	7,115,220	(2)

Equity compensation plans not approved by security holders (3)	—	not applicable	—

Total	186,935	$27.36	7,115,220

(1)

Includes shares of common stock to be issued associated with 186,935 stock options. Excludes 1,237,066 time-based restricted stock awards and 309,660 performance-based restricted stock awards outstanding under our stockholder approved plans. The performance-based restricted stock awards may be earned in greater or lesser amounts, depending on actual performance.

(2)	All shares reflected in this column relate to our 2019 Incentive Plan. No new awards may be granted under our 2011 Incentive Plan.

(3)

Excludes 825,345 time-based restricted stock awards and 825,344 performance-based restricted stock awards issued as non-plan “inducement awards,” as contemplated by New York Stock Exchange Rule 303A.08. The performance-based restricted stock awards may be earned in greater or lesser amounts, depending on actual performance.

2020 Proxy Statement ï 53

PROPOSAL 3:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte, an independent registered public accounting firm, which was engaged as independent registered public accountants for fiscal 2019, to audit the financial statements of the Company for fiscal 2020. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, as a matter of good corporate governance we are submitting our selection of Deloitte for ratification by the stockholders at the annual meeting. If the stockholders should not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment. A representative of Deloitte is expected to be present at the annual meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. Deloitte has served as our independent registered public accounting firm since 2013.

Annual Evaluation and Selection of Independent Registered Public Accounting Firm

The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm, which shall report directly to the Audit Committee, and is directly responsible for its compensation and oversight of its work. Each year the Audit Committee reviews our firm’s qualifications, performance and independence in accordance with regulatory requirements and guidelines. This includes a review of the firm’s internal quality control procedures, results of its most recent quality control reviews and steps taken to enhance the quality of its audits, and issues raised by recent government reviews, if any. The Audit Committee reviews auditor independence matters, the firm’s audit strategy for GameStop, terms of the audit engagement, and the firm’s capabilities and communications to the Audit Committee. In May 2019, the Audit Committee reappointed Deloitte as our independent registered public accounting firm for fiscal 2020.

In support of its reappointment of Deloitte as GameStop’s independent registered public accounting firm, the Audit Committee took the following actions:

Areas of Focus	Actions

Firm qualifications	The Audit Committee reviews Deloitte’s global reach, capability and expertise to perform an audit of a company with the breadth and complexity of GameStop’s business and its global footprint.

Firm objectivity and independence	The Audit Committee reviews relationships between Deloitte and GameStop that may reasonably be thought to bear on independence and reviews Deloitte’s annual affirmation of independence. Recognizing that independence and objectivity can be impacted by an auditor’s provision of non-audit services, the Audit Committee reviews the nature and amount of non-audit services provided by Deloitte. In order to assure continuing auditor independence, the Audit Committee also considers whether it is appropriate to adopt a policy of rotating the independent registered public accountants on a regular basis. At this time, after reviewing the independence of Deloitte, the Audit Committee does not believe that it is necessary to rotate the independent registered public accountants to assure continuing auditor independence.

Quality of auditing practices and Deloitte’s commitment to quality	The Audit Committee reviews issues raised by the Public Company Accounting Oversight Board (“PCAOB”) in its reports on Deloitte, Deloitte’s internal quality control procedures and results of Deloitte’s most recent quality control review. The Audit Committee also discusses Deloitte’s quality initiatives and steps Deloitte is taking to enhance the quality of its audits with the lead engagement partner and with Deloitte’s senior advisory partner assigned to GameStop.

Performance as auditor	The Audit Committee reviews and discusses Deloitte’s audit strategy and plan, including the overall scope of the audit. The Audit Committee receives periodic updates from the lead engagement partner on the status of the audit and on areas of focus for Deloitte. The Audit Committee annually reviews Deloitte’s performance in the conduct of their work and considers feedback provided by GameStop management regarding Deloitte’s performance.

Performance and qualifications of lead engagement partner	The Audit Committee Chair is directly involved in selecting the lead engagement partner to ensure that the lead engagement partner is appropriately qualified to lead the GameStop audit. Throughout the year, the Audit Committee Chair meets one on one with the lead engagement partner to promote a candid and thorough dialogue. The Audit Committee also meets with the lead engagement partner in executive sessions of certain of the Audit Committee’s meetings to discuss the audit and any other relevant matters.

Communications with the Audit Committee	The Audit Committee evaluates the lead engagement partner’s communications with the Audit Committee for thoroughness, candor, clarity and timeliness.

Terms of the engagement and audit fees	The Audit Committee reviews the audit engagement letter and approves fees for audit and non-audit services.

54 ï 2020 Proxy Statement

Based on this review, the Audit Committee and the Board believe that retaining Deloitte to serve as our independent registered public accounting firm for fiscal 2020 is in the best interests of the Company and its stockholders.

THE BOARD CONSIDERS DELOITTE TO BE WELL QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION. PROXIES SOLICITED HEREBY WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

2020 Proxy Statement ï 55

AUDIT COMMITTEE MATTERS

Primary Responsibilities and 2019 Actions

The Audit Committee assists the Board in fulfilling its oversight responsibility and reviews the adequacy and integrity of the Company’s financial statements, financial reporting process and internal system of accounting controls; the appointment, termination, compensation, retention and oversight of the independent registered public accountants; the scope of the audit performed by the independent registered public accounting firm of the books and records of the Company; the internal audit function and plan; the Company’s compliance with legal and regulatory requirements; the Company’s Code of Business Conduct and Ethics; and, with management and the independent auditor, any related party transactions and approves such transactions if any.

For fiscal 2019, in fulfillment of its responsibilities, among other things, the Audit Committee:

•	Met with the senior members of the Company’s financial management team at each regularly scheduled meeting.

•

Held separate private sessions, during its regularly scheduled meetings, with senior members of the Company’s financial management team, with the independent auditors, with the Head of Internal Audit and Enterprise Risk Management and on its own, at which candid discussions regarding financial management, accounting, auditing and internal control issues took place.

•

Received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting.

•

Discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

•

Discussed with senior members of the Company’s financial management team and the independent auditors, matters associated with accounting principles, critical accounting policies and significant accounting judgments and estimates.

•	Reviewed and discussed with management the Company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC.

•	Reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function.

•

Reviewed with senior members of the Company’s financial management team, the independent auditors and the Head of Internal Audit and Enterprise Risk Management, the overall scope and plans for their respective audits, the results of internal and external audits, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting.

•

Discussed with the Company’s counsel legal and regulatory matters that may have a material impact on the Company’s financial statements, and compliance policies and programs, including corporate securities trading policies.

•

Discussed with management, including the Head of Internal Audit and Enterprise Risk Management, guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal auditing department, identify, assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Participated, with representatives of management and of the independent auditors, in additional discussions, as requested by the Committee, on areas of the Company’s operations.

56 ï 2020 Proxy Statement

Report of the Audit Committee

Roles and Responsibilities

The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.

The Company’s independent registered public accounting firm, Deloitte, is responsible for auditing the Company’s financial statements and its internal control over financial reporting, in accordance with the standards of the PCAOB, and expressing opinions as to the conformity of the financial statements with accounting principles generally accepted in the United States and the effectiveness of internal control over financial reporting. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm.

Required Disclosures and Discussions

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and Deloitte the Company’s audited financial statements. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301, as adopted by the PCAOB, relating to communications with audit committees. In addition, the Audit Committee has received from Deloitte the written disclosures and letter required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence, has discussed with Deloitte their independence from the Company and its management, and has considered whether Deloitte’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and Deloitte the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s Head of Internal Audit and Enterprise Risk Management, who is accountable to the Audit Committee. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Executive Vice President and Chief Financial Officer and members of the management of finance and accounting of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

Committee Recommends Including the Financial Statements in the Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the Company’s audited consolidated financial statements be included in the Company’s 2019 Annual Report to Stockholders and Annual Report on Form 10-K, for fiscal 2019 for filing with the SEC.

Audit Committee

Carrie W. Teffner, Chair

Gerald R. Szczepanski

Kathy P. Vrabeck

Raul J. Fernandez

William Simon

2020 Proxy Statement ï 57

Independent Registered Public Accounting Firm

As described in “Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm,” the Audit Committee of the Board has selected Deloitte, an independent registered public accounting firm, which was engaged as independent registered public accountants for fiscal 2019, to audit the financial statements of the Company for fiscal 2020.

The independent registered public accounting firm examines the annual financial statements and provides other permissible non-audit and tax-related services for the Company. The Company and the Audit Committee have considered the non-audit services provided by Deloitte and concluded they are compatible with maintaining the independence of Deloitte in audit of the Company and in accordance with the SEC’s rules.

The following table sets forth information regarding fees for professional services rendered by Deloitte in fiscal 2019 and 2018:

	Fiscal Year

	2019	2018

Audit Fees(1)	$4,724,000	$5,184,000

Audit-Related Fees(2)	7,000	54,000

Tax Fees(3)	200,000	574,000

All Other Fees	—	73,000

Total	$4,931,000	$5,885,000

(1)

Audit fees rendered by Deloitte in fiscal 2019 and 2018 include professional services for the audit of the Company’s annual financial statements and financial statement schedules, for the audit of the Company’s effectiveness of internal control over financial reporting, for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC, for professional services provided in connection with statutory and regulatory filings and for other consultations concerning financial accounting and reporting standards.

(2)	Audit-related fees rendered by Deloitte in fiscal 2019 and 2018 pertain to subsidiary agreed-upon procedures.

(3)

Tax-related services rendered by Deloitte in fiscal 2019 and 2018 included professional services for domestic and international tax compliance and tax planning and advice, including international tax consulting.

Pre-approval Policies and Procedures

The Audit Committee Charter adopted by the Board of the Company requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent registered public accounting firm of all audit and permissible non-audit services. Accordingly, as part of its policies and procedures, the Audit Committee considers and pre-approves any such audit and permissible non-audit services on a case-by-case basis. The Audit Committee approved all of the services provided by Deloitte referred to above.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company with the SEC. Executive officers, directors and greater than ten-percent stockholders are required to furnish us with copies of all such forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no additional forms were required, we believe that all filing requirements applicable to our executive officers, directors and greater than ten-percent stockholders were complied with for the fiscal year ended February 1, 2020, except for a late Form 4 filed for Shane Kim.

Certain Relationships and Related Transactions

The Board has adopted an Audit Committee Charter which requires the Audit Committee to review with management and the independent registered public accountants and approve all transactions and courses of dealing with parties related to the Company. This obligation of the Audit Committee is described earlier in this Proxy Statement in the “Election of Directors” section, which states that the Audit Committee is responsible for reviewing and approving related party transactions. Also, as described earlier in this Proxy Statement in the “Election of Directors” section, the Company has adopted a Code of Ethics for Senior Financial and Executive Officers and a Code of Standards, Ethics and Conduct applicable to the Company’s management-level employees. The

58 ï 2020 Proxy Statement

codes require that all of our employees and directors avoid conflicts of interest, defined as situations where the person’s private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. In addition, at least annually each director and executive officer completes a detailed questionnaire that inquires about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

It is our policy that any potential conflict of interest transaction with an executive officer or director or any transaction that triggers disclosure under Item 404(a) of Regulation S-K as a result of these inquiries is required to be reviewed and approved or ratified by the Audit Committee. During fiscal 2019, there were no transactions requiring disclosure with, or with an immediate family member of, directors, Named Executive Officers or persons who were the beneficial owners of more than 5% of the Company’s outstanding shares during the fiscal year.

Other Matters

We do not intend to present any other business for action at the annual meeting and do not know of any other business intended to be presented by others. If any matters other than the matters described in the Notice of Annual Meeting of Stockholders and this Proxy Statement should be presented for stockholder action at the annual meeting, it is the intention of the persons designated in the proxy to vote thereon in accordance with their best judgment.

Financial and Other Information

We are furnishing our Annual Report for the fiscal year ended February 1, 2020, including consolidated financial statements, together with this Proxy Statement.

Cautionary Statement Regarding Forward Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements related to risks associated with our compensation programs, our future performance, our plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K for the fiscal year ended February 1, 2020 filed with the SEC on March 27, 2020.

Proposals Pursuant to Rule 14a-8

Proposals of stockholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented for inclusion in our proxy materials for the annual meeting of stockholders to be held in 2021 must meet the requirements under Rule 14a-8 and be received by the Secretary, at GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, no later than [            ]. However, if the date of the 2021 Annual Meeting is more than 30 days before or after [            ], 2021, then the deadline for submitting any stockholder proposal for inclusion in the proxy materials relating to such Annual Meeting will be a reasonable time before we begin to print and mail such proxy materials.

Proxy Access Director Nominees

Under the proxy access provisions of our Bylaws, stockholders are entitled to nominate and include in our proxy materials Director nominees, provided that the eligibility and procedural requirements specified in our Bylaws, including advance notice requirements, are satisfied. The notice must be delivered to the Secretary at our principal executive offices, at 625 Westport Parkway, Grapevine, Texas 76051, not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement in connection with the most recent annual meeting of stockholder. As a result, any notice given by a stockholder pursuant to the proxy access provisions of our Bylaws with respect to the 2021 Annual Meeting must be received no earlier than the close of business on [            ], 2020, and no later than the close of business on [            ]. However, in the event that the date of the 2021 Annual Meeting is more than 30 days before [            ], 2021 or more than 60 days after [            ], 2021, then the notice, to be timely, must be delivered not earlier than the close of business on the 120th day prior to the date of the 2021 Annual Meeting and not later than the close of business on the later of (x) the 90th day prior to the date of the 2021 Annual Meeting or (y) the 10th day following the day of the first public announcement of the date of the 2021 Annual Meeting.

The complete requirements for submitting a nominee for inclusion in our proxy materials are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Secretary at our principal executive offices at the address set forth above or on our website at http://investor.gamestop.com.

2020 Proxy Statement ï 59

Other Proposals and Nominees

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2021 Annual Meeting or who wants to nominate a person for election to the Board of Directors at that meeting, other than (i) a proposal for inclusion in the Proxy Statement pursuant to Rule 14a-8 or (ii) pursuant to the proxy access Bylaw provisions, in each case as described above, must provide a written notice that sets forth the specified information described in our Bylaws concerning the proposed business or nominee. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of our immediately preceding annual meeting, which, with respect to the 2021 Annual Meeting, would be no earlier than the close of business on [            ], 2021 and no later than the close of business on [            ], 2021. However, in the event that the date of the 2021 Annual Meeting is more than 25 days before or after [            ], 2021, then the notice, to be timely, must be delivered not later than the close of business on the tenth day following the date on which the notice of the date of the meeting is mailed or publicly announced.

STOCKHOLDERS ARE URGED TO SUBMIT THEIR BLUE PROXY CARDS WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By Order of the Board of Directors

GEORGE E. SHERMAN

Chief Executive Officer

[            ], 2020

60 ï 2020 Proxy Statement

Annex I

RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), we may use certain non-GAAP measures, such as adjusted selling, general and administrative expenses (“SG&A”), adjusted operating income, adjusted net income, adjusted earnings per share and adjusted free cash flow. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance. Additionally, our Compensation Committee uses certain non-GAAP financial measures in setting targets for performance-based compensatory awards, as discussed in the Compensation Discussion and Analysis. Our compensatory awards may include additional adjusting items for stock based compensation, fluctuations in foreign currency and other non-recurring items. The following table reconciles the Company’s adjusted SG&A, adjusted operating income, adjusted net income, adjusted earnings per share and adjusted free cash flow to its nearest GAAP measure (in millions):

	Fiscal Year

	2019	2018

Adjusted SG&A

SG&A	$1,922.7	$1,994.2

Transformation costs	(37.9)	—

Business divestitures	(10.8)	—

Severance and other	(27.6)	(17.4)

Adjusted SG&A	$1,846.4	$1,976.8

Adjusted Operating Income

Operating earnings (loss)	$(399.6)	$(702.0)

Transformation costs	37.9	—

Business divestitures	10.8	—

Goodwill impairments	363.9	970.7

Property, equipment and other asset impairments	19.4	2.1

Intangible impairments	2.3	43.1

Severance and other	27.6	17.4

Adjusted operating income	$62.3	$331.3

Adjusted Net Income

Net income (loss)	$(470.9)	$(673.0)

(Income) loss from discontinued operations	6.5	(121.8)

Net income (loss) from continuing operations	(464.4)	(794.8)

Transformation costs	37.9	—

Business divestitures and other	10.8	—

Goodwill impairment	363.9	970.7

Property, equipment and other asset impairments	19.4	2.1

Intangible impairments	2.3	43.1

Severance and other	27.6	17.4

Tax effect of non-GAAP adjustments	(30.9)	(50.4)

Other tax charges	52.5	30.3

Adjusted net income	$19.1	$218.4

Adjusted Earnings Per Share

Basic	$0.22	$2.14

Diluted	0.22	2.14

Number of shares used in adjusted calculation

Basic	87.5	102.1

Diluted	87.6	102.3

2020 Proxy Statement ï A-I-1

Fiscal Year 2019

Adjusted Free Cash Flow

Net cash flows (used in) provided by operating activities	$(414.5)

Purchase of property and equipment	(78.5)

Free cash flow	(493.0)

Adjustments

Rollover of accounts payable payments	415.4

Adjusted free cash flow	$(77.6)

A-I-2 ï 2020 Proxy Statement

Annex II

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors and Nominees” and “Executive Officers and Other Employees”) set forth the name and business address of our current Directors and Director nominees, and the name, present principal occupation and business address of our executive officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be participants in our solicitation of proxies from our stockholders in connection with our annual meeting (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our current Directors and Director nominees, other than Daniel A. DeMatteo, Gerald Szczepanski, Larry S. Zilavy and Steven R. Koonin, who are not standing for re-election at the annual meeting, are set forth under “Proxy Statement Summary – Our Director Nominees”, which begins on page 4 of this proxy statement. The names of our current Directors and Director nominees are set forth below, and the business address for all of our current Directors and Director nominees is c/o GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.

Name

George E. Sherman

Daniel A. DeMatteo (1)

Jerome L. Davis

Lizabeth Dunn

Raul J. Fernandez

Reginald Fils-Aimé

Thomas N. Kelly Jr.

Steven R. Koonin (2)

William S. Simon

James K. Symancyk

Gerald R. Szczepanski (3)

Carrie W. Teffner

Kathy P. Vrabeck

Lawrence S. Zilavy (4)

(1)	Mr. DeMatteo currently serves as our Executive Chairman, a position that he will hold until the annual meeting. Mr. DeMatteo is not standing for re-election at this annual meeting.

(2)	Mr. Koonin currently serves as the Chief Executive Officer of the Atlanta Hawks. Mr. Koonin is not standing for re-election at this annual meeting.

(3)	Mr. Szczepanski is the former chairman of Gadzooks, Inc. Mr. Szczepanski is not standing for re-election at this annual meeting.

(4)	Mr. Zilavy serves as Manager for TRFO, LLC. Mr. Zilavy is not standing for re-election at this annual meeting.

2020 Proxy Statement ï A-II-1

Executive Officers and Other Employees

The principal occupations of our executive officers and other employees who are considered Participants are set forth below. The principal occupation refers to each such person’s current position with the Company, and the business address for each person is c/o GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.

Name	Title

George E. Sherman	Chief Executive Officer and Director

James A. Bell	Executive Vice President, Chief Financial Officer

Eric Cerny	Director of Investor Relations

Frank M. Hamlin	Executive Vice President, Chief Customer Officer

Chris R. Homeister	Executive Vice President, Chief Merchandising Officer

Daniel J. Kaufman	Executive Vice President, Chief Transformation Officer

Dan Reed	Senior Vice President, General Counsel and Corporate Secretary

Information Regarding Ownership of Company Securities by Participants

The amount of shares beneficially owned by our Directors, our Director nominees and our named executive officers as of March 30, 2020 is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” on page 28 of this proxy statement. The following table sets forth the number of shares beneficially owned as of March 30, 2020 by our other executive officers and employees who are deemed “Participants” in our solicitation of proxies. Beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire within 60 days after March 30, 2020 through the exercise of any stock options, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting more than 60 days after March 30, 2020, as applicable, more than 60 days after March 30, 2020 that may be payable in cash or shares at GameStop’s election.

Name	Shares of Common Stock Beneficially Owned

Eric Cerny	2,670

Dan Reed	47,857

A-II-2 ï 2020 Proxy Statement

Information Regarding Transactions in Company Securities by Participants

The following table sets forth information regarding transactions in GameStop securities by each Participant during the past two years (March 30, 2018 to March 30, 2020). None of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Shares Acquired or (Disposed of)	Transaction Description

Directors and Nominees

George E. Sherman	4/15/2019	671,141	“Make whole” grant of restricted stock award.

	4/15/2019	503,356	Grant of restricted stock award.

Daniel A. DeMatteo	3/9/2020	(29,472)	Forfeiture of performance-based awards based on actual results.

	2/24/2020	(592)	Shares withheld as payment of taxes upon vesting of stock award.

	12/3/2019	(2,522)	Gifted shares.

	5/9/2019	113,520	Grant of restricted stock award.

	4/30/2019	(1,145)	Gifted shares.

	3/26/2019	(14,850)	Forfeiture of performance-based awards based on actual results.

	2/25/2019	(592)	Shares withheld as payment of taxes upon vesting of stock award.

	8/23/2018	(8,058)	Shares withheld as payment of taxes upon vesting of stock award.

	6/4/2018	11,964	Grant of restricted stock award.

	4/12/2018	(7,368)	Forfeiture of performance-based awards based on actual results.

	4/12/2018	(6,607)	Shares withheld as payment of taxes upon vesting of stock award.

Jerome L. Davis	6/25/2019	25,271	Grant of restricted stock award.

	6/26/2018	9,353	Grant of restricted stock award.

Lizabeth Dunn	9/27/2019	5,000	Open market purchase.

	6/25/2019	2,698	Grant of restricted stock award.

	6/25/2019	25,271	Grant of restricted stock award.

Raul J. Fernandez	9/24/2019	4,900	Open market purchase.

	9/18/2019	5,250	Open market purchase.

	6/25/2019	2,698	Grant of restricted stock award.

	6/25/2019	25,271	Grant of restricted stock award.

Reginald Fils-Aimé	N/A	N/A	N/A

Thomas N. Kelly Jr.	6/25/2019	25,271	Grant of restricted stock award.

	6/26/2018	9,353	Grant of restricted stock award.

Steven R. Koonin	6/25/2019	25,271	Grant of restricted stock award.

	6/26/2018	9,353	Grant of restricted stock award.

William S. Simon	N/A	N/A	N/A

James K. Symancyk	N/A	N/A	N/A

Gerald R. Szczepanski	9/23/2019	40,000	Open market purchase.

	6/25/2019	25,271	Grant of restricted stock award.

	6/26/2018	9,353	Grant of restricted stock award.

Carrie W. Teffner	9/20/2019	21,118	Open market purchase.

	6/25/2019	25,271	Grant of restricted stock award.

	8/16/2018	9,080	Grant of restricted stock award.

Kathy P. Vrabeck	9/24/2019	20,000	Open market purchase.

	6/25/2019	25,271	Grant of restricted stock award.

	6/26/2018	9,353	Grant of restricted stock award.

Lawrence S. Zilavy	6/25/2019	25,271	Grant of restricted stock award.

	6/26/2018	9,353	Grant of restricted stock award.

2020 Proxy Statement ï A-II-3

Name	Transaction Date	Number of Shares Acquired or (Disposed of)	Transaction Description

Executive Officers and Other Employees

James A. Bell	7/1/2019	238,096	Grant of restricted stock award.

Eric Cerny	2/24/2020	(95)	Shares withheld as payment of taxes upon vesting of stock award.

	5/9/2019	1,710	Grant of restricted stock award.

	2/25/2019	(95)	Shares withheld as payment of taxes upon vesting of stock award.

Frank M. Hamlin	6/14/2019	182,616	Grant of restricted stock award.

	6/14/2019	(28,950)	Cancellation of restricted stock award.

	5/9/2019	28,950	Grant of restricted stock award.

Chris R. Homeister	7/1/2019	238,096	Grant of restricted stock award.

Daniel J. Kaufman	3/9/2020	(46,980)	Forfeiture of performance-based awards based on actual results.

	5/9/2019	170,280	Grant of restricted stock award.

	3/26/2019	(5,055)	Forfeiture of performance-based awards based on actual results.

	8/23/2018	(7,355)	Shares withheld as payment of taxes upon vesting of stock award.

	4/12/2018	(1,586)	Shares withheld as payment of taxes upon vesting of stock award.

Dan Reed	3/3/2020	(389)	Shares withheld as payment of taxes upon vesting of stock award.

	2/24/2020	(837)	Shares withheld as payment of taxes upon vesting of stock award.

	5/9/2019	11,250	Grant of restricted stock award.

	3/3/2019	(319)	Shares withheld as payment of taxes upon vesting of stock award.

	2/26/2019	(4,451)	Shares withheld as payment of taxes upon vesting of stock award.

	2/25/2019	(837)	Shares withheld as payment of taxes upon vesting of stock award.

Miscellaneous Information Regarding Participants

Except as described in this Annex II or otherwise disclosed in the proxy statement, to the Company’s knowledge:

–	No Participant owns any securities of the Company of record that such Participant does not own beneficially.

–

No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

–

No associate of any Participant owns beneficially, directly or indirectly, any securities of the Company. No Participant owns beneficially, directly or indirectly, any securities of any subsidiary of the Company.

–

No Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.

–

No Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

–	No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

A-II-4 ï 2020 Proxy Statement

Preliminary Proxy Card Subject to Completion, dated April 13, 2020 PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED 6 6 GameStop Corp. Annual Meeting of Stockholders [�] 2020, [�] p.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors B The undersigned appoints George E. Sherman and Dan L. Reed, and each of them, acting individually, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name L of the undersigned, and to vote all shares of common stock of GameStop Corp, that the U undersigned is entitled to vote at the Annual Meeting of Stockholders on [�] 2020, [�] p.m. Central E Daylight Time and all postponements or adjournments thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO P DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR ALL OF THE DIRECTORS IN R PROPOSAL 1, AND FOR PROPOSALS 2 AND 3, AND IN THE PROXY HOLDER’S DISCRETION O ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING X Y (Continued and to be signed and dated on the reverse side)Preliminary Proxy Card Subject to Completion, dated April 13, 2020 PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED 6 6 GameStop Corp. Annual Meeting of Stockholders [�] 2020, [�] p.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors B The undersigned appoints George E. Sherman and Dan L. Reed, and each of them, acting individually, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name L of the undersigned, and to vote all shares of common stock of GameStop Corp, that the U undersigned is entitled to vote at the Annual Meeting of Stockholders on [�] 2020, [�] p.m. Central E Daylight Time and all postponements or adjournments thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO P DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR ALL OF THE DIRECTORS IN R PROPOSAL 1, AND FOR PROPOSALS 2 AND 3, AND IN THE PROXY HOLDER’S DISCRETION O ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING X Y (Continued and to be signed and dated on the reverse side)

Preliminary Proxy Card Subject to Completion, dated April 13, 2020 GameStop Corp. YOUR VOTE IS IMPORTANT. Please take a moment now to vote your shares of GameStop Corp. Common Stock for the upcoming Annual Meeting of Stockholders YOU CAN VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone — Call toll-free from the U.S. or Canada at 1-866-874-4877, on a touch-tone telephone. If outside the U.S. or Canada, call 1-646-880-9091. Please follow the simple instructions provided. You will be required to provide the unique control number printed below. OR 2. Vote by Internet—Please access https://www.proxyvotenow.com/gme, and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. CONTROL NUMBER: You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. OR 3. Vote by Mail—If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: GameStop Corp. [�] TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED 6 6 Please mark vote as in this X sample The Board of Directors recommends a vote FOR ALL Nominees listed in proposal 1 and FOR proposals 2 and 3. FOR AGAINST ABSTAIN 1. Election of Directors 2. Advisory vote on executive compensation. 01. Jerome L. Davis; 02. Lizabeth Dunn; 03. Raul J. Fernandez; FOR AGAINST ABSTAIN 04. Reginald Fils-Aime; 05. Thomas N. Kelly Jr.; 06. George E. Sherman; 3. Ratification of appointment of Deloitte & 07. William Simon; 08. James Symancyk; 09. Carrie W. Teffner; Touche LLP as independent registered 10. Kathy P. Vrabeck. public accounting firm for fiscal 2020. WITHHOLD FOR ALL FOR ALL ALL EXCEPT To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below: ________________________________________________________________ Date: , 2020 Signature Signature (if jointly held) Title(s) Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.Preliminary Proxy Card Subject to Completion, dated April 13, 2020 GameStop Corp. YOUR VOTE IS IMPORTANT. Please take a moment now to vote your shares of GameStop Corp. Common Stock for the upcoming Annual Meeting of Stockholders YOU CAN VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Telephone — Call toll-free from the U.S. or Canada at 1-866-874-4877, on a touch-tone telephone. If outside the U.S. or Canada, call 1-646-880-9091. Please follow the simple instructions provided. You will be required to provide the unique control number printed below. OR 2. Vote by Internet—Please access https://www.proxyvotenow.com/gme, and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. CONTROL NUMBER: You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. OR 3. Vote by Mail—If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: GameStop Corp. [�] TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED 6 6 Please mark vote as in this X sample The Board of Directors recommends a vote FOR ALL Nominees listed in proposal 1 and FOR proposals 2 and 3. FOR AGAINST ABSTAIN 1. Election of Directors 2. Advisory vote on executive compensation. 01. Jerome L. Davis; 02. Lizabeth Dunn; 03. Raul J. Fernandez; FOR AGAINST ABSTAIN 04. Reginald Fils-Aime; 05. Thomas N. Kelly Jr.; 06. George E. Sherman; 3. Ratification of appointment of Deloitte & 07. William Simon; 08. James Symancyk; 09. Carrie W. Teffner; Touche LLP as independent registered 10. Kathy P. Vrabeck. public accounting firm for fiscal 2020. WITHHOLD FOR ALL FOR ALL ALL EXCEPT To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below: ________________________________________________________________ Date: , 2020 Signature Signature (if jointly held) Title(s) Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.